67

    As filed with the Securities and Exchange Commission on February 23, 1996

                              Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           THE LIPOSOME COMPANY, INC.
             (Exact name of Registrant as specified in its charter)
          Delaware                           22-2370691
          (State or other jurisdiction                 (I.R.S. Employer
          of Incorporation or organization)       Identification Number)
                                One Research Way
                           Princeton Forrestal Center
                           Princeton, New Jersey 08540
                                 (609) 452-7060
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)



                                Charles A. Baker
                      Chairman and Chief Executive Officer
                           The Liposome Company, Inc.
                                One Research Way
                           Princeton Forrestal Center
                           Princeton, New Jersey 08540
                                 (609) 452-7060
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                        Copies of all communications to:
     Mark R. Baker, Esq.           Mark Kessel, Esq.
       Dewey Ballantine        David J. Beveridge, Esq.
 1301 Avenue of the Americas      Shearman & Sterling
New York, New York 10019-6092    599 Lexington Avenue
        (212) 259-8000         New York, New York  10022
                                    (212) 848-4000



Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ____. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ____. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box .


                       CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF AMOUNT  PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
SECURITIES TO BE REGISTEREDTO BE OFFERING PRICE AGGREGATE     REGISTRATION FEE
                            REGISTERED  PER SHARE(1)   OFFERING PRICE(1)

Common Stock(1)       2,659,012     $19.875         $52,847,864       $18,223.40

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices of the Common Stock on February 20, 1996 on the Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


PROSPECTUS
                       2,659,012 Shares
                  THE LIPOSOME COMPANY, INC.
                         COMMON STOCK

     The 2,659,012 shares of Common Stock, par value $0.01 per share ("Common Stock"), of The Liposome Company, Inc. (the "Company") offered hereby are the number of shares of Common Stock issuable either (i) upon conversion of 50% of the issued and outstanding Depositary Shares (the "Depositary Shares") of the Company or (ii) to the Purchasers (as defined below) under the standby arrangements described herein. Each Depositary Share represents ownership of 1/10th of a share of the Series A Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company and entitles the holder to all proportionate rights and preferences of the underlying Preferred Stock. Any reference herein to conversion of the Depositary Shares shall also relate to conversion of the Preferred Stock represented by the Depositary Shares.

     The Company has called 50%, on a pro rata basis, of the total number of shares of issued and outstanding Preferred Stock (the "Redeemed Preferred Stock" and the Depositary Shares representing interests therein, the "Redeemed Depositary Shares") for redemption on March 25, 1996 (the "Redemption Date") at a redemption price of $26.40 per Redeemed Depositary Share, plus accrued and unpaid dividends thereon in the amount of $0.4519 per Redeemed Depositary Share to the Redemption Date, for a total redemption price of $26.8519 per Redeemed Depositary Share (the "Redemption Price"). Although the Company is only redeeming the Redeemed Preferred Stock representing 50% of the total issued and outstanding number of shares of Preferred Stock, it is possible that holders of a greater number of shares will surrender their Depositary Shares for conversion. It is also possible that the Company will, in the future, call the remaining 50% of the Preferred Stock for redemption, although there can be no assurances if or when the Company will do so, nor whether any such redemption will be subject to standby arrangements with a purchaser as described herein.
No dividends will accrue on the Redeemed Preferred Stock from and after the Redemption Date. Prior to 5:00 p.m. New York City time on the Redemption Date, Redeemed Depositary Shares may be converted into shares of Common Stock at the rate of 1.9455 shares of Common Stock for each whole Redeemed Depositary Share. Cash will be paid in lieu of any fractional share on conversion of the Preferred Stock. In the event of conversion, no payment or adjustment in respect of accrued and unpaid dividends on the Redeemed Depositary Shares will be made.
The Company's Common Stock is quoted on the Nasdaq National Market under the symbol LIPO. On February 21, 1996, the last reported sale price for the Common Stock was $19.125 per share.

     The Company has made standby arrangements with Hambrecht & Quist LLC and UBS Securities Inc. (the "Purchasers") pursuant to which the Purchasers have agreed, severally but not jointly, subject to certain conditions, to purchase from the Company such number of shares of Common Stock as would have been issuable upon conversion of Redeemed Depositary Shares which either have been surrendered for redemption or have not been surrendered for conversion prior to 5:00 p.m. New York City time on the Redemption Date. The purchase price of such shares of Common Stock will be an amount equal to the aggregate Redemption Price of such Redeemed Depositary Shares excluding accrued and unpaid dividends thereon. The Purchasers may also purchase Depositary Shares in the open market or otherwise prior to the Redemption Date, and have agreed to convert into Common Stock all Depositary Shares so purchased and all other Depositary Shares they beneficially own but will not be compensated by the Company upon any subsequent sale of such shares of Common Stock. See "Standby Arrangements" for a further description of the Purchasers' compensation arrangements.

     Prior to and after the Redemption Date, the Purchasers may offer Common Stock, including Common Stock acquired through the purchase and conversion of Depositary Shares, directly to the public at prices set from time to time by the Purchasers. In effecting such transactions, the Purchasers may realize profits or losses independent of the compensation referred to under "Standby Arrangements" herein. The Purchasers may also make sales to dealers at prices which represent concessions from the prices at which such shares are then being offered to the public. The amount of such concessions is to be determined from time to time by the Purchasers. Prior to the Redemption Date, it is intended that each such price when set will not exceed the greater of the last sale or current asked price of the Common Stock on the Nasdaq Stock Market plus a dealer's concession, and the offering price will not be increased more than once in any calendar day. After the Redemption Date, the Purchasers may offer Common Stock at a price or prices to be determined, but which it is presently intended will be determined in conformity with the preceding sentence. Sales of Common Stock by the Purchasers may be made on the Nasdaq Stock Market in block trades or in privately negotiated transactions. Any Common Stock so offered is offered subject to prior sale, when, as and if received by the Purchasers, and subject to its right to reject orders in whole or in part. It is expected that delivery of the Common Stock acquired by the Purchasers from the Company will be made at the offices of Hambrecht & Quist LLC in New York, New York.
                  _________________________

         THE SHARES REGISTERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREIN.
                  _________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                            _________________________

HAMBRECHT & QUIST                          UBS SECURITIES INC.


February 23, 1996


                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Common Stock and Depositary Shares are quoted on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed by the Company with the Commission, the Company's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Company's Reports on Form 8-K for July 28, 1995, August 1, 1995, and February 22, 1996 each previously filed with the Commission (File No. 0-14887), are incorporated in this Prospectus by reference (the "Incorporated Documents"). All documents filed by the Company with the Commission pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Carol J. Gillespie, Vice President, General Counsel and Secretary, at the Company's principal executive offices at One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540 (telephone (609) 452-
7060).

     IN CONNECTION WITH THIS OFFERING, THE PURCHASERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND DEPOSITARY SHARES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                          THE COMPANY

     The Liposome Company, Inc. (the "Company") is a leading biotechnology company engaged in the discovery, development, manufacturing and marketing of proprietary lipid and liposome-based pharmaceuticals for the treatment, prevention and diagnosis of inadequately treated, life-threatening illnesses. ABELCETTM (amphotericin B lipid complex injection), the Company's first commercialized product, has been approved for marketing for certain indications in the United States, United Kingdom, Spain, Luxembourg and Iceland and is the subject of marketing application filings in several other countries. The Company's U.S. sales force is currently marketing ABELCETTM to major hospitals throughout the nation for the treatment of aspergillosis in patients refractory to or intolerant of amphotericin B.

     In addition to ABELCETTM, the Company's other lead products are TLC C-53 and TLC D-99. TLC C-53, liposomal prostaglandin E1, is being developed by the Company primarily for the treatment of acute respiratory distress syndrome ("ARDS"). In October, 1995, the Company commenced a pivotal Phase III double-blind, placebo-controlled clinical study of TLC C-53 in ARDS. TLC D-99, liposomal doxorubicin, is being developed in conjunction with Pfizer Inc. ("Pfizer") primarily as a first line treatment of metastatic breast cancer, and is undergoing Phase III clinical testing. The Company also has a continuing discovery research program which concentrates primarily on the treatment of cancer and inflammatory conditions.

     ABELCETTM is for the treatment of systemic fungal infections such as aspergillosis, candidiasis and cryptococcal meningitis occurring primarily in immunocompromised patients such as cancer chemotherapy patients, organ and bone marrow transplant recipients and people with AIDS. In May, 1995, the Company filed a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") for ABELCETTM. Following a priority review, in November, 1995 the FDA cleared ABELCETTM for marketing to treat patients with aspergillosis who have failed on, or who are intolerant of amphotericin B. In February, 1995, the Company received approval to market ABELCETTM in the United Kingdom for the treatment of severe systemic fungal infections in patients who have not responded to conventional amphotericin B, or to other systemic antifungal agents, and to patients who have renal impairment or other contraindications to conventional amphotericin B. During 1995, the Company received similar approvals in Spain, Luxembourg and Iceland. The Company's strategy is to promote ABELCETTM with its own marketing and sales force in most markets, as it is currently doing in the United States and the United Kingdom, and, where appropriate, to enter into marketing and distribution agreements with established local partners, as the Company has done with Laboratorios Esteve, S.A. in Spain and, upon receipt of regulatory approval, in Portugal.

     TLC C-53, liposomal prostaglandin E1, is being developed for the treatment of severe acute inflammatory and vaso-occlusive conditions. In November, 1994, the Company completed a 25 patient Phase II study of TLC C-53 as a treatment for ARDS, the results of which were presented to the Society of Critical Care Medicine at its February, 1995 conference and at several other forums. The results of this study demonstrated, with statistical significance, that TLC C-53, when compared to a placebo, reduces a patient's dependence on mechanical ventilation and improves lung compliance and oxygenation, and also displayed a favorable trend in mortality. As a result, the Company initiated a pivotal Phase III study of TLC C-53 in October, 1995 for the treatment of ARDS. Approximately 350 patients are expected to be enrolled in the study, which is anticipated to be completed in the first half of 1997.

     TLC D-99, liposomal doxorubicin, is targeted for the treatment of a variety of solid tumors, most importantly metastatic breast cancer. TLC D-99 is being jointly developed by the Company and Pfizer pursuant to an agreement entered into in 1990. In May, 1995, researchers from the M.D. Anderson Cancer Center presented results of a Phase II study where TLC D-99 was given in combination with cyclophosphamide and 5-fluorouracil (anti-tumor drugs) to metastatic breast cancer patients. The researchers reported that, of the 41 evaluable patients in the trial, there was an overall response rate of 73% (30 patients). Two Phase III clinical trials by Pfizer are continuing to test TLC D-99 as a first line treatment of metastatic breast cancer. These trials are expected to continue patient accrual during 1996 and into 1997.

     The Company's principal executive offices are located at One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540 and its telephone number is (609) 452-7060. Unless the context otherwise requires, the "Company" refers to The Liposome Company, Inc. and its wholly-owned subsidiaries.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus in evaluating an investment in the shares of Common Stock registered hereby

     MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth which has placed and could continue to place a strain on the Company's financial, management and other resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems and to train, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's business and results of operations could be adversely affected.

     EARLY STAGE OF COMMERCIALIZATION. The Company's first commercial sales of ABELCETTM commenced in the United Kingdom in the second quarter of 1995 and in the United States toward the end of the fourth quarter of 1995. In various additional foreign countries the Company has filed marketing applications with respect to ABELCETTM. There can be no assurance that such applications will be accepted or, if approved, that there will not be restrictions which might lead the Company to refrain from marketing and selling in some or all of these jurisdictions. The Company's long-term viability and growth will depend on successful commercialization of products resulting from its research activities. No assurance can be given that any of the Company's products currently under development will be successfully commercialized or that the required regulatory approvals will be obtained. Additionally, the Company is developing a marketing and sales staff, and significant additional expenditures, management resources and time are required in connection therewith. There can be no assurance that such sales force will be successful in gaining market acceptance for the Company's products. To the extent that the Company determines not to, or is unable to, expand its sales force, it will be dependent on third parties for the marketing and distribution of its products.

     HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has incurred losses in each year since its inception and anticipates that operating losses will continue for at least one year. The Company's accumulated deficit at December 31, 1995 was approximately $144,520,000. The Company will need to commit significant financial and other resources to the commercial manufacturing, marketing and working capital requirements of its products in the United States and other countries where product approvals have been obtained.

     LIMITED MANUFACTURING CAPABILITIES. The Company currently manufactures its products at its facility in Princeton, New Jersey. The Company also owns a manufacturing facility in Indianapolis, Indiana for the manufacture of its commercial products on a scale the Company believes to be sufficient to meet worldwide demand and is refitting this facility to manufacture ABELCETTM. The Company expects the Indianapolis facility to commence shipments of ABELCETTM in 1997. However, any delay would require the Company to continue production of ABELCETTM at its Princeton facility, which in turn could impair the Company's ability to satisfy demand for the product. In addition, should fire or other natural disaster strike the Princeton manufacturing facility prior to the Indianapolis facility becoming operational, the Company has no alternative source for the manufacture of ABELCETTM. TLC D-99, being developed by the Company under a licensing and development agreement with Pfizer, may be manufactured by the Company, or Pfizer, at Pfizer's option. In order to be successful, the Company's current and future products, if any, must be manufactured in commercial quantities, in compliance with regulatory requirements, at an acceptable cost and with sufficient stability. There can be no assurance that facilities and staff will be adequate to produce quantities of such products sufficient to satisfy demand.

     COMPETITION. The Company is aware of various products under development or manufactured by competitors that are used for the prevention, diagnosis or treatment of certain diseases the Company has targeted for product development, some of which use therapeutic approaches that compete directly with certain of the Company's product candidates. Many of the Company's competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products for use in health care. In particular, the Company is aware that other companies are developing lipid-based or liposomal amphotericin B products and have obtained regulatory approvals for such products in certain international markets. In addition, other companies are also developing liposome anthracycline products similar to TLC D-99, one of which has been cleared by the FDA for treatment of Kaposi's Sarcoma. The Company is also competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited experience.

     RISK OF TECHNOLOGICAL CHANGE. The biopharmaceutical industry is characterized by extensive research and development efforts, and is subject to rapid and significant technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, specialized biotechnology firms, other companies developing liposomes or other lipid-based products, universities and other research institutions. New developments in lipid and liposome research as well as new pharmaceutical products and other drug-delivery systems are expected to continue at a rapid pace. Competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products non-competitive.

     UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS. Human therapeutic products, vaccines and in vivo diagnostic products are subject to rigorous preclinical and clinical testing and approval by the FDA and comparable agencies in other countries and, to a lesser extent, by state regulatory authorities prior to marketing. The process of obtaining such approvals, especially for human therapeutic products, is likely to take a number of years and will involve the expenditure of substantial resources. If the FDA requests additional data, these time periods can be materially increased. Even after such additional data is submitted, there can be no assurance of obtaining FDA approval. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company and its licensees may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees' products. Failure to obtain or maintain requisite governmental approvals, or failure to obtain approvals of the intended clinical uses requested, could delay or preclude the Company or its licensees from further developing particular products or from marketing their products, or limit the commercial use of the products and thereby have a material adverse effect on the Company's liquidity and financial condition. No assurance can be given with respect to any future NDA submitted to the FDA by the Company that such NDA will be accepted for consideration, that it will be promptly reviewed, that the FDA will find the data submitted adequate or that such NDA will ultimately be approved.

     THE COMPANY'S DEPENDENCE ON AND THE UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The protection provided to the Company by its patents and proprietary rights is key. The Company has a number of United States and foreign patents and patent applications relating to various aspects of lipid and liposome technologies. The patent position of biopharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. The Company currently holds 59 United States patents and may be issued additional patents in the future. There can be no assurance that any patents will afford the Company commercially significant protection for its proprietary technology or have commercial application, and litigation may be necessary to determine the validity and scope of the Company's proprietary rights. Moreover, the patent laws of foreign countries and the enforcement of such laws may afford less protection than comparable U.S. laws. The Company may not have adequate funds to defend or prosecute the patents in question. In Europe, several of the Company's granted patents are being opposed by other companies. Loss of some of these oppositions may result in decreased patent protection for the Company's products.

     Other public and private concerns, including universities, may have filed applications for, or have been issued, patents with respect to technology potentially useful or necessary to the Company. If any of the Company's proprietary technology in these areas were to conflict with the rights of others, the Company's ability to commercialize products using such technologies could be materially and adversely affected. The scope and validity of such patents, the extent to which the Company may wish or need to acquire licenses under such patents, and the cost or availability of such licenses, are currently unknown.

     On May 17, 1993, NeXstar Pharmaceuticals, Inc. ("NeXstar," formerly Vestar, Inc.) filed suit against the Company in the United States District Court for the District of Delaware, seeking a declaratory judgment that one of the Company's patents (U.S. Patent No. 4,880,635, the "635 Patent") was invalid, unenforceable and not infringed by NeXstar's AmBisome product. A stay has been granted by the court while the 635 Patent is reexamined by the United States Patent and Trademark Office (the "PTO"). The PTO has issued a Final Rejection and the Company has filed an Amendment. The Company has not received an Advisory Action as to its Amendment and has filed a Notice of Appeal to preserve its rights.
The Company does not intend to rely on the 635 Patent as the primary means of protection for any of its products currently on the market or in development.

     In addition, the Company relies on unpatented proprietary know-how, and there can be no assurance that others will not obtain access to or independently develop such know-how. Although employees, corporate sponsors, research partners and consultants are not given access to proprietary know-how of the Company until they have executed confidentiality agreements, these agreements may not provide meaningful protection for the Company's proprietary know-how in the event of any unauthorized use or disclosure of such know-how.

     NEED FOR ADDITIONAL FINANCING AND UNCERTAIN ACCESS TO CAPITAL FUNDING. The Company's capital requirements depend upon numerous factors, including the progress of the Company's product development programs; the time required to obtain regulatory approvals; the resources that the Company devotes to the development, manufacturing and marketing of products; and the demand for its products if and when approved. It is possible that the Company may require additional financing to complete the clinical testing and to manufacture and to market its products. There can be no assurance that such financing will be available or will be available on acceptable terms.

     PRODUCT LIABILITY. The testing, manufacturing and marketing of the Company's products entail an inherent risk of adverse events that could expose the Company to product liability claims. The Company has obtained insurance against the risk of product liability claims. However, there is no guarantee that this insurance will be adequate, that the amount of this insurance can be increased, or that the policy can be renewed. Moreover, the amount and scope of any coverage obtained may be inadequate to protect the Company in the event of a successful product liability claim.

     DEPENDENCE ON KEY PERSONNEL. The Company's ability to successfully develop, manufacture and market products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel and to develop and maintain relationships with leading research institutions and consultants. Competition for such personnel and relationships is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel.

     DEPENDENCE ON CORPORATE SPONSORS. Prior to 1995, a significant portion of the Company's revenues were generated by payments under collaborative research and development contracts and from interest on invested cash. During 1995, two of the Company's collaborative agreements were terminated by the Company's corporate sponsors. In April, 1995, Wyeth-Ayerst Laboratories, a division of American Home Products Corporation ("Wyeth-Ayerst"), to whom the Company had licensed the use of TLC A-60 as an adjuvant for an influenza vaccine, returned its rights to TLC A-60 to the Company. In March, 1995, Schering AG, Berlin ("Schering AG"), with whom the Company had entered into a collaborative research and development agreement with respect to TLC I-16, a non-ionic contrast agent for use in connection with CT scanning of the liver, terminated this agreement. The Company could be adversely affected if Pfizer, its corporate sponsor for TLC D-99, also exercised its right to terminate its agreement. In such event, the Company might be required to seek alternate financing in order to continue the development and testing of TLC D-99. If the Company's working capital or alternate financing were inadequate to fund further development or testing, then development of TLC D-99 might be delayed or canceled. Assuming the Company and Pfizer are able to develop successfully TLC D-99, the Company's revenues from sales of TLC D-99 will depend in large part upon the efforts and abilities of Pfizer to perform clinical testing, to obtain regulatory approvals and to market and manufacture TLC D-99. The amount and timing of resources devoted to these activities will not be completely within the Company's control. Pfizer will have certain discretion in deciding whether or not to commercialize TLC D-99, and may develop or market products competitive with those of the Company. There can be no assurance that the corporate interests and motivations of Pfizer will remain consistent with those of the Company. If and when sales of TLC D-99 commence, the Company's revenues with respect to TLC D-99 will be limited to royalties based on product sales and, at Pfizer's option, revenues from manufacturing. Revenues from sales of products developed with future corporate sponsors, if any, may be similarly limited.

     UNCERTAINTY OF HEALTH CARE REIMBURSEMENT. The Company's ability to generate significant revenues from its products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. If purchasers or users of the Company's products are not entitled to adequate reimbursement for the cost of using such products, they may forego or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available.

     DEPENDENCE UPON SUPPLIERS. The Company currently relies on a limited number of suppliers to provide the materials used to manufacture its products, certain of which materials are purchased only from one supplier. In the event the Company could not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. In particular, the Company presently acquires amphotericin B, a principal ingredient in ABELCETTM, from one supplier on what the Company believes are favorable terms. Although the Company has qualified an alternative supplier for amphotericin B, the loss of the Company's current supplier could have a material adverse effect on the Company. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers more costly and, unless a substitute supplier is previously qualified as is the Company's alternate amphotericin B supplier, more time-consuming. The unavailability of adequate commercial quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of materials could have a material adverse effect on the Company's ability to manufacture and market its products.

     RISKS ASSOCIATED WITH INTERNATIONAL SALES.   There are significant
challenges and risks to the Company associated with conducting business in some foreign countries, including, but not limited to, disparate governmental regulation of pharmaceutical products, uncertain intellectual property protections, delays in establishing international distribution channels and difficulties in collecting international accounts receivable. The Company does not have extensive experience in international sales. The Company's international business and financial performance could also be adversely affected by such matters as fluctuations in currency exchange rates, currency controls, tariff regulations, foreign duties and taxes, pricing controls and regulations and difficulties in obtaining export licenses.

     VOLATILITY OF STOCK PRICE. There has been a history of significant volatility in the market prices for shares of companies in a similar stage of development to that of the Company, and the market price of the shares of the Company's Common Stock has been volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, developments relating to regulatory approvals, governmental regulation, decisions made by corporate sponsors under collaborative research and development agreements regarding product development activities, developments or disputes relating to patent or proprietary rights, as well as period-to-period fluctuations in revenues and financial results, may have a significant impact on the market price of the Company's Common Stock. See "Price Range of Common Stock and Dividend Policy."

     POSSIBLE ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock and the ability of the Company to raise capital through a public offering of equity securities. In the event that the Purchasers purchase more than 132,950 shares of Common Stock from the Company pursuant to the standby arrangements described herein, certain officers of the Company, who own approximately 814,107 shares of Common Stock (including currently exercisable options to purchase Common Stock) have agreed with the Purchasers not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus. There are options outstanding to purchase 3,935,400 shares of Common Stock (including the options of the executive officers described above), as well as 2,733,500 Depositary Shares outstanding which are convertible into 5,318,024 shares of Common Stock. While the Company is only redeeming the Redeemed Preferred Stock, representing 50% of the total number of shares issued and outstanding, it is possible that holders of a greater number of Depositary Shares will surrender their shares for conversion. It is also possible that the Company will, in the future, call the remaining 50% of the Preferred Stock for redemption.
Additional shares of Common Stock may also become available for sale in the public market from time to time in the future. Exercise of such options and conversion of the Depositary Shares would dilute the percentage ownership interest of existing holders of Common Stock.


                        USE OF PROCEEDS

     There will be no proceeds to the Company from the issuance of Common Stock upon conversion of Redeemed Preferred Stock. The net proceeds from the sale of any Common Stock to the Purchasers pursuant to the standby arrangements described herein will be used to effect redemption of any Redeemed Depositary Shares not tendered for conversion. Any additional proceeds to the Company as a result of profit sharing upon resale of any shares of Common Stock acquired pursuant to the standby arrangements described herein, will be added to the Company's working capital and used for general business purposes. See "Standby Arrangements."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National Market System under the symbol LIPO. The following table sets forth for the periods indicated the high and low sale price for the Common Stock:


                                               High     Low
1996
     1st quarter (through February 21, 1996)        $25.125 $18.625

1995
     4th Quarter                                     21.750  13.000
     3rd Quarter                                     17.750  10.125
     2nd Quarter                                     11.500   8.375
     1st Quarter                                     13.375   7.875

1994
     4th Quarter                                     10.750   6.375
     3rd Quarter                                      8.125   4.750
     2nd Quarter                                      6.500   4.875
     1st Quarter                                      7.750   5.875

     On February 21, 1996, the closing price for a share of the Company's Common Stock was $19.125 per share.

     The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. As of December 31, 1995, there were approximately 1,401 stockholders of record of Common Stock.

                        REDEMPTION OF THE PREFERRED STOCK

     The Company has called for redemption at 5:00 p.m. New York City time on the Redemption Date the Redeemed Preferred Stock representing 50%, on a pro rata basis, of the total number of shares of issued and outstanding Preferred Stock at a Redemption Price of $26.40 per Redeemed Depositary Share, plus accrued and unpaid dividends thereon in the amount of $0.4519 per Redeemed Depositary Share to the Redemption Date, for a total redemption price of $26.8519 per Redeemed Depositary Share. Payment of the Redemption Price will be made by Midlantic Bank, the Company's depositary for such purposes, on and after the Redemption Date upon receipt of depositary receipts representing the Redeemed Depositary Shares. After the Redemption Date, notwithstanding that depositary receipts evidencing some Redeemed Depositary Shares may not have been surrendered, the dividends on all the Redeemed Preferred Stock will cease to accrue, the shares will no longer be deemed outstanding and all rights whatsoever with respect to the Redeemed Preferred Stock and Redeemed Depositary Shares (except the right to receive the Redemption Price, without interest, upon surrender of depositary receipts) will terminate. Although the Company is only redeeming the Redeemed Depositary Shares, it is possible that holders of a greater number of shares will surrender their Depositary Shares for conversion.

     The following alternatives to redemption are available to holders of Redeemed Depositary Shares:

        (1) Convert the Redeemed Depositary Shares into Common Stock at the rate of 1.9455 shares of Common Stock for each Redeemed Depositary Share. Cash will be paid in lieu of any fractional share. On February 21, 1996 the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $19.125. Upon conversion of the Redeemed Depositary Shares, no payment or adjustment will be made in respect of accrued and unpaid dividends. THE CONVERSION RIGHT EXPIRES AT 5:00 P.M. NEW YORK CITY TIME ON THE REDEMPTION DATE; or

        (2) Sell the Redeemed Depositary Shares in the open market. Holders of Depositary Shares who wish to do so should consult with their own advisers regarding if and when they should sell.

     Based on the above-stated last sale price of the Common Stock on February 21, 1996, the market value of the Common Stock into which each Depositary Share is convertible (including cash in lieu of any fractional share) is approximately $37.21, which is considerably higher than the Redemption Price. Such value is, of course, subject to change depending on the market price of the Common Stock. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS AT LEAST $13.80 PER SHARE, A HOLDER WHO CONVERTS HIS DEPOSITARY SHARES WILL RECEIVE COMMON STOCK AND CASH IN LIEU OF ANY FRACTIONAL SHARE WITH A MARKET VALUE GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION OF THE DEPOSITARY SHARES.

     REDEEMED DEPOSITARY SHARES NOT RECEIVED FOR CONVERSION PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON MARCH 25, 1996 WILL BE REDEEMED AS SET FORTH ABOVE.

                      STANDBY ARRANGEMENTS

     In the event that fewer than all of the outstanding Redeemed Depositary Shares are surrendered for conversion prior to 5:00 p.m. New York City time on the Redemption Date, the Company has arranged, subject to certain conditions, for the Purchasers to purchase directly from the Company up to such whole number of shares of Common Stock as would have been issuable upon conversion of any Redeemed Depositary Shares that have not been surrendered for conversion in accordance with the terms of a Standby Agreement (the "Standby Agreement") as described below. The Company will use the net proceeds from any such purchase to pay the Redemption Price of the Redeemed Depositary Shares not surrendered for conversion.

     The Purchasers propose to offer any shares of the Common Stock they acquire in part directly to retail purchasers as set forth on the cover page of this prospectus and in part to certain securities dealers at prices that may represent concessions from the prices at which such shares are then being offered to the public. The Purchasers may allow, and such dealers may reallow, a concession to certain brokers and dealers. The amount of such concessions and reallowances will be determined from time to time by the Purchasers. In effecting such transactions, the Purchasers may realize profits and losses independent of the compensation referred to below. The Purchasers will remit to the Company an amount equal to 70% of the excess of (i) the aggregate net proceeds realized by the Purchasers in respect of sales of Common Stock purchased by the Purchasers pursuant to the Standby Agreement over (ii) the purchase price of such shares (such 70% excess being referred to as the "Trigger Amount"), until the Trigger Amount shall equal the Standby Commitment Fee (as defined below), and thereafter the Purchasers shall remit to the Company an amount equal to 50% of the excess of clause (i) over clause (ii) (determined in accordance with the terms of the Standby Agreement) made by the Purchasers from the sale of shares of Common Stock purchased by the Purchasers directly from the Company.

     Pursuant to the terms of the Standby Agreement and in consideration of the Purchasers' obligations thereunder, the Company has agreed to pay the Purchasers the sum of (i) $270,616.50 (the "Standby Commitment Fee"), 50% of which shall be allocated to each Purchaser and (ii) a further sum (the "Take-Up Fee") 50% of which shall also be allocated to each Purchaser, as follows: (a) if the Purchasers purchase up to 132,950 shares of Common Stock, no Take-Up Fee shall be payable; (b) if the Purchasers purchase in excess of 132,950 shares of Common Stock to a maximum of 398,852 shares, a Take-Up Fee of $0.27 per share shall be payable for each share of Common Stock (including the 132,950 shares referred to in clause (a) above) purchased; and (c) if the Purchasers purchase in excess of 398,852 shares of Common Stock, a Take-Up Fee of $0.54 per share shall be payable for each share of Common Stock (including the 398,852 shares referred to in subsection (b) above) purchased.

     The Company has agreed that, without the prior written consent of the Purchasers, the Company will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any additional shares of its Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period commencing on the date of this Prospectus and ending 90 days thereafter, other than (a) the issuance of Common Stock pursuant to the Standby Agreement, (b) to consultants and grantors of licensing rights, and (c) to directors, officers and employees in accordance with the Company's customary practices. If the Purchasers purchase fewer than 132,950 shares of Common Stock directly from the Company pursuant to the Standby Agreement, such restrictions with respect to the Company shall terminate on the Redemption Date. The obligations of the Purchasers under the Standby Agreement are subject to the condition that certain officers of the Company shall have agreed not to sell any equity securities of the Company for a period of 90 days following the date of this Prospectus. If the Purchasers purchase fewer than 132,950 shares of Common Stock directly from the Company pursuant to the Standby Agreement, such restrictions with respect to such officers shall terminate on the Redemption Date.

     In the Standby Agreement, the Company and the Purchasers have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                         LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019 and for the Purchasers by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022.


                            EXPERTS

     The consolidated balance sheets as of December 31, 1995, 1994 and 1993 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the four years in the period ended December 31, 1995, incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.




     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR 2,659,012 Shares TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
 AUTHORIZED
BY THE COMPANY OR THE PURCHASERS.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
 TO SELL OR
A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH
 OFFER OR
SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL.  NEITHER
 THE
DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER
 ANY                          THE LIPOSOME
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
 AFFAIRS OF THE                  COMPANY, INC.
COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME
 SUBSEQUENT TO
THE DATE HEREOF.
                                                        COMMON STOCK
     _________________


                                                      ______________


                                                         PROSPECTUS
     TABLE OF CONTENTS
                         PAGE                          ______________
Available Information      2
Incorporation of Certain Documents by
Reference                  2
The Company                3
Risk Factors               4
Use of Proceeds            8
Price Range of Common Stock and
Dividend Policy            8
Redemption of Preferred Stock 9                       HAMBRECHT & QUIST
Standby Arrangements       9
Legal Matters             10                        UBS SECURITIES INC.
Experts                   10


                                                    February 23, 1996


                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be born by the Company in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions.

SEC registration fee                                        $
                                                    18,223.40
Accountants' fees and expenses*                     20,000.00
Legal fees and expenses*                           200,000.00
Blue Sky qualification legal fees and                5,000.00
expenses*
Cost of printing and engraving*                     10,000.00
Miscellaneous*                                      21,776.60
     Total                                        $275,000.00
* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

     The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. Any repeal or modification of the foregoing amendment after its adoption by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     The Board of Directors and the Company's stockholders have approved the use of an indemnification agreement (the "Indemnification Agreement"). The Indemnification Agreement requires that the Company indemnify directors and executive officers who are parties thereto in all cases to the fullest extent permitted by applicable Delaware law. This contract right to indemnification gives all directors and executive officers protection against a subsequent adverse change in the Company's indemnification provisions in its By-laws or a change of control of the Company.

     The Company has obtained an insurance policy insuring its officers and directors for certain acts in connection with their services as such.

     Reference is made to the Standby Agreement, the proposed form of which is filed as Exhibit 1, in which each Purchaser agrees to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

Exhibit No.         Description of Document

     1         Form of Standby Agreement.

               4.1 Provisions of the Articles of Incorporation of the Registrant defining rights of holders of Common Stock of the Registrant (Exhibit 3(i)-01 to the Company's annual report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference thereto).

               4.2 Provisions of the By-Laws of the Registrant defining rights of holders of the Common Stock of the Registrant (Exhibit
               4.5 to Registration Statement No. 33-23292, incorporated herein by reference thereto).

               4.3 Certificate of Designation of the Series A Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 3(c) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               4.4 Form of stock certificate for the Series A Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 3(d) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               4.5 Form of Deposit Agreement among the Registrant, Midlantic National Bank, as depositary, and the holders, from time to time, of the Depositary Shares (Exhibit 4(c) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               4.6 Form of Depositary Receipt for the Series A Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 4(d) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               5         Opinion of Dewey Ballantine re legality of securities.

               23.1      Consent of Dewey Ballantine (included in Exhibit 5).

               23.2      Consent of Coopers & Lybrand L.L.P.

               24        Power of Attorney (included in the Registration
               Statement, page II-3).

               99.1      Letter of Transmittal.

   99.2        Notice of Redemption.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Plainsboro, State of New Jersey on the 23rd day of February, 1996.

                                   THE LIPOSOME COMPANY, INC.


                                   By: /s/ Charles A. Baker
                                   Charles A. Baker
                                   Chairman of the Board of Directors,
                                   President, Chief Executive
                                   Officer and Director

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Charles A. Baker and Carol J. Gillespie, and each or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 23rd day of February, 1996 in the capacities indicated.


 /s/ Charles A. Baker                                  Chairman of the Board of
                                   Directors,
                                             Charles A. Baker
                                   President, Chief Executive Officer and
                                   Director (Principal Executive Officer)

 /s/ Edward G. Silverman                          Executive Vice President and
                                   Chief
          Edward G. Silverman           Operating Officer

 /s/ Brooks Boveroux                                   Vice President, Finance,
                                   Chief Financial Brooks Boveroux Officer and
                                   Treasurer (Principal Financial Officer)

 /s/ Dennis Rodrigues                        Controller (Principal Accounting
Officer)
          Dennis Rodrigues

 /s/ James G. Andress                        Director
          James G. Andress

 /s/ Morton Collins, Ph.D.                   Director
          Morton Collins, Ph.D.

 /s/ Stuart F. Feiner                        Director
          Stuart F. Feiner

 /s/ Robert F. Hendrickson                   Director
          Robert F. Hendrickson

 /s/ Bengt Samuelsson, M.D.                  Director
          Bengt Samuelsson, M.D.

 /s/ Joseph T. Stewart, Jr.                  Director
          Joseph T. Stewart, Jr.

 /s/ Gerald Weissmann, M.D.                  Director
          Gerald Weissmann, M.D.

 /s/ Horst Witzel, Dr. - Ing.                Director
          Horst Witzel, Dr. - Ing.


                         EXHIBIT INDEX

Exhibit No.                               Description of Document     Sequential
Page Number
               1    ---- Form of Standby Agreement.

               4.1 ---- Provisions of the Articles of Incorporation of the Registrant defining rights of holders of Common Stock of the Registrant (Exhibit 3(i)-01 to the Company's annual report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference thereto).

               4.2 ---- Provisions of the By-Laws of the Registrant defining rights of holders of the Common Stock of the Registrant (Exhibit
               4.5 to Registration Statement No. 33-23292, incorporated herein by reference thereto).

               4.3 ---- Certificate of Designation of the Series A Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 3(c) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               4.4 ---- Form of stock certificate for the Series A Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 3(d) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               4.5 ---- Form of Deposit Agreement among the Registrant, Midlantic National Bank, as depositary, and the holders, from time to time, of the Depositary Shares (Exhibit 4(c) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               4.6 ---- Form of Depositary Receipt for the Series A Cumulative Convertible Exchangeable Preferred Stock of the Company (Exhibit 4(d) to Registration Statement No. 33-55376, incorporated herein by reference thereto).

               5    ---- Opinion of Dewey Ballantine re legality of securities.

               23.1 ---- Consent of Dewey Ballantine (included in Exhibit 5).

               23.2 ---- Consent of Coopers & Lybrand L.L.P.

               24   ---- Power of Attorney (included in the Registration
               Statement, page II-3).

               99.1 ---- Letter of Transmittal.

               99.2 ---- Notice of Redemption.


EXHIBIT 1


                           THE LIPOSOME COMPANY, INC.
                           STANDBY PURCHASE AGREEMENT


February 22, 1996



HAMBRECHT & QUIST LLC ("H&Q")
UBS SECURITIES INC. ("UBS")
c/o HAMBRECHT & QUIST LLC
One Bush Street
15th Floor
San Francisco, CA  94104


Ladies and Gentlemen:

     The Liposome Company, Inc., a Delaware corporation (the "Company"), proposes to redeem on March 25, 1996 (the "Redemption Date") 136,675 shares of its outstanding Series A Cumulative Convertible Exchangeable Preferred Stock, (the "Preferred Stock") at a redemption price of $26.40, plus accrued and unpaid dividends thereon through the Redemption Date in the amount of $0.4519 per Depositary Share for a total of $26.8519 per Depositary Share (the "Redemption Price") (each Depositary Share representing 1/10 of a share of Preferred Stock, collectively the "Depositary Shares"), and will cause requisite notice of such redemption to be duly given. The shares of Preferred Stock are convertible into shares of the Company's common stock, $.01 par value (the "Common Stock"), at a conversion price of $12.85 per share of Common Stock (equivalent to a conversion rate of 1.9455 shares of Common Stock for each Depositary Share). The right to convert the shares of Preferred Stock into shares of Common Stock will terminate on the Conversion Expiration Date (as defined below).

     To assure the availability of funds to effect the contemplated redemption of the shares of Preferred Stock, the Company desires to make arrangements pursuant to which you (each, a "Purchaser" and collectively, the "Purchasers") would purchase from the Company the shares of Common Stock (hereafter, the "Shares") that would otherwise have been issuable upon conversion of the shares of Preferred Stock that are not duly surrendered for conversion on or prior to 5:00 p.m. New York City time on March 25, 1996 (the "Conversion Expiration Date"). The Company hereby confirms its agreement with the Purchasers with respect to those arrangements.

This Standby Purchase Agreement shall be referred to herein as this "Agreement".

Sale and Purchase of Shares.

     On the basis of the representations, warranties and agreements of the Company contained herein, but subject to the terms and conditions herein set forth, H&Q agrees to purchase 50% of the Shares and UBS agrees to purchase 50% of the Shares, and the Company agrees to issue, sell and deliver the Shares to H&Q and UBS, at and for a price (the "Purchase Price") of $13.57 per Share, the obligations of H&Q and UBS being several and not joint.

Payment and Delivery.

     No later than 6:00 p.m. New York City time, on the Conversion Expiration Date, the Company shall give to the Purchasers written or telegraphic notice of the aggregate number of shares of Preferred Stock not theretofore duly surrendered for conversion as described above. No later than 9:30 a.m., New York City time, on the Closing Date (as hereafter defined), the Purchasers shall, to the extent not already provided pursuant to Section 6(s), remit to the Company or, at the Company's prior written direction, to MidLantic Bank, N.A., as depositary (the "Depositary") under the Deposit Agreement, dated as of January 15, 1993, relating to the shares of Preferred Stock (the "Deposit Agreement"), for the account of the Company, by wire transfer of immediately available funds, a sum equal to the aggregate Redemption Price for the shares of Preferred Stock specified in the Company's notice referred to in the preceding sentence, which sum shall be the aggregate Purchase Price of the Shares to be purchased by the Purchasers pursuant to this Agreement. Simultaneously with such payment, the Company shall deliver to the Purchasers, at the Purchasers' respective addresses set forth in Section 12 hereof, or at such other location as shall be mutually acceptable to the Company and the Purchasers, certificates evidencing the Shares. The date and time of such payment and delivery shall be March 28, 1996, but such date may be changed by agreement between the Purchasers and the Company, and such date shall be referred to herein as the "Closing Date". Certificates representing the shares shall, to the extent practicable, be registered in such name or names and shall be in such denominations as the Purchasers may request in a written notice to the Company prior to the Closing Date.

Resale of Shares; Open Market Transactions; Solicitations.

(a) The Company understands that the Purchasers intend to resell the Shares from time to time at prices prevailing in the open market, as set forth in the Prospectus (as defined below), and confirms that the Purchasers and dealers selected by the Purchasers have been authorized by the Company to distribute the Prospectus in connection with such resales. The Purchasers agree to remit to the Company an amount equal to 70% of the excess of (i) the aggregate net proceeds realized by the Purchasers in respect of sales of Shares purchased by the Purchasers from the Company pursuant to this Agreement over (ii) the Purchase Price of such Shares (such 70% excess being referred to as the "Trigger Amount"), until the Trigger Amount shall equal the Standby Commitment Fee (as defined below), and thereafter the Purchasers shall remit to the Company an amount equal to 50% of the excess of clause (i) over clause (ii). Settlement of the profit sharing arrangement, together with a calculation of the amount thereof, set forth in this Section 3(a) shall occur as soon as reasonably practicable after the final disposition by the Purchasers of all Shares purchased by the Purchasers pursuant to this Agreement and no less than every thirty (30) day period commencing with the Redemption Date.

(b) The Company acknowledges that it is aware that, until the close of business on the Conversion Expiration Date, the Purchasers may (but shall have no obligation to) purchase Depositary Shares, in the open market or otherwise, in such amounts and at such prices as the Purchasers may deem advisable. The Purchasers agree to convert on or prior to the close of business on the Conversion Expiration Date any shares of Preferred Stock beneficially owned by the Purchasers. Shares of Common Stock issued to the Purchasers, if permitted by law, on conversion of shares of Preferred Stock may be sold by the Purchasers at any time or from time to time. The Company further acknowledges that it is aware that the Purchasers may purchase or sell shares of Common Stock for long or short account on the Nasdaq National Market or otherwise, at such times and prices and on such terms as the Purchasers deem advisable, and that such purchases or sales, if commenced, may be discontinued at any time.

(c) The Purchasers agree that the Purchasers will not solicit conversions of shares of Preferred Stock by the holders of Depositary Shares. The Company has not paid or given, and will not pay or give, directly or indirectly, any commission or other remuneration in connection with soliciting conversions of shares of Preferred Stock into Common Stock except Corporate Investor Communications, acting as information agent, and MidLantic Bank, N.A., acting as Depositary.

Compensation.

     As full compensation to the Purchasers for the Purchasers' commitments hereunder, the Company shall pay to the Purchasers by wire transfer of next day funds (i) on the date hereof, the aggregate sum of $270,616.50 (the "Standby Commitment Fee"), $135,308.25 of which shall be paid to H&Q and $135,308.25 of which shall be paid to UBS, and (ii) on the Closing Date, a further sum (the "Take-up Fee"), 50% of which shall be allocated to H&Q and 50% of which shall be allocated to UBS, as follows:

(a) If the Purchasers purchase up to 132,950 Shares, no Take-up Fee shall be payable.

(b) If the Purchasers purchase in excess of 132,950 Shares to a maximum of 398,852 Shares, a Take-up Fee of $.27 per Share shall be payable for each Share (including the 132,950 Shares referred to in subsection (a) above) purchased.

(c) If the Purchasers purchase in excess of 398,852 Shares, a Take-up Fee of $.54 per Share shall be payable for each Share (including the 398,852 Shares referred to in subsection (b) above) purchased.

All such fees shall be payable by wire transfer of next day funds. The Purchasers shall have the right, in lieu of receiving payment of the Take-up Fee from the Company, to deduct an amount equal to the aggregate Take-up Fee from the aggregate purchase price of the Shares purchased by the Purchasers on the Closing Date.

5.   Representations and Warranties of the Company.
     The Company hereby represents and warrants as follows:

(a) The Company meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act").

(b) The Company has prepared and promptly following the execution of this Agreement will file with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated by the Commission thereunder (the "Regulations"), a registration statement on Form S-3, including a prospectus, covering the maximum number of shares of Common Stock that could constitute the Shares. The term "Registration Statement" as used in this Agreement shall mean such registration statement, including all exhibits, financial statements and documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, in the form in which it becomes effective and, in the event of any amendment thereto after the effective date of such registration statement (herein called the "Effective Date"), shall also mean (from and after the effectiveness of such amendment) such registration statement as so amended. The term "Prospectus" as used in this Agreement shall mean the prospectus, including the documents incorporated by reference therein, relating to the Shares first filed with the Commission pursuant to Rule 424(b) or (if no such filing is required) as included in the Registration Statement and, in the event of any supplement or amendment to such prospectus after the Effective Date, shall also mean (from and after the filing with the Commission of such supplement or of the effectiveness of such amendment) such prospectus as so supplemented or amended.

(c) When the Registration Statement shall become effective, when the Prospectus is first filed with the Commission pursuant to Rule 424(b) of the Regulations, when any supplement to or amendment of the Prospectus is filed with the Commission, and at the Closing Date, the Registration Statement and the Prospectus and any amendments thereof and supplements thereto will comply in all material respects with the applicable provisions of the Securities Act and the Regulations, and will not contain an untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. No representation and warranty is made in this subsection (c), however, with respect to any information contained in or omitted from the Registration Statement or the Prospectus or any amendment thereof or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by the Purchasers expressly for use therein with reference to the Purchasers.

(d) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement and the Prospectus and as being conducted, and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or earnings of the Company and its subsidiaries, taken as a whole).

(e) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material adverse change in the business affairs or business prospects, properties, financial condition or earnings of the Company and its subsidiaries as a whole, whether or not arising from transactions in the ordinary course of business, other than as set forth in the Registration Statement and the Prospectus, and since such dates, except in the ordinary course of business, neither the Company nor its subsidiaries have entered into any material transaction not referred to in the Registration Statement and the Prospectus. Since such dates, no dividend or distribution of any kind has been declared or has been paid or made by the Company on its capital stock.

(f) There are no outstanding options, warrants or other rights granted by the Company to purchase shares of its Common Stock or other securities, other than the Shares to be sold pursuant to this Agreement and as otherwise described in the Prospectus and, to the best of the knowledge of the Company, no such option, warrant or other right has been granted to any person, the exercise of which would cause such person to own more than 5 percent of its Common Stock outstanding immediately after the offering of the Shares, other than as might result from the sale of the Shares pursuant to this Agreement and as otherwise described in the Prospectus.

(g) No further approval or authority of the stockholders or shareholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares as contemplated herein.

(h) The documents incorporated by reference in the Prospectus pursuant to Item 12 of Form S-3 under the Securities Act, at the time they were filed with the Commission, complied in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder and, when read together and with the other information in the Prospectus, at the time the Registration Statement became effective and at all times subsequent thereto up to the Closing Date, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(i) The execution and delivery of this Agreement, the issuance, sale and delivery of the Shares, the consummation by the Company of the transactions contemplated in this Agreement and in the Registration Statement and compliance by the Company with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and do not and will not conflict with, or result in a breach of, the respective Articles or Certificate of Incorporation or bylaws (or corporate documents of similar effect) of the Company or any of its subsidiaries, nor will the performance of this Agreement and the consummation of the transactions herein contemplated result in a breach or violation of any of the terms and provisions of, or constitute a default under, (a) the certificate of designation relating to the shares of Preferred Stock (the "Certificate of Designation"), any indenture, mortgage, deed of trust, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the property of any of them is bound or (b) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or over the properties of any of them; and no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Company of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under the securities or Blue Sky laws of the various states, or by the National Association of Securities Dealers, Inc. (herein called the "NASD").

(j) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; no holder thereof is or will be subject to personal liability solely by reason of being such a holder; and none of the outstanding shares of Common Stock was issued in violation of the preemptive rights of any stockholder of the Company.

(k) The Shares have been duly authorized and, when issued upon conversion of the shares of Preferred Stock, as provided in the Certificate of Designation or sold and delivered against payment therefor as provided herein, such Shares will be validly issued, fully paid and non-assessable; no holder thereof will be subject to personal liability solely by reason of being such a holder; such Shares will not be subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issuance and sale of the Shares has been validly and sufficiently taken.

(l) The Company owns, or possesses adequate rights to use, all material patents, patent rights, inventions, trade secrets, licenses, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights described or referred to in the Prospectus, or owned or used by it or which are necessary for the conduct of its business as described in the Prospectus (herein collectively called the "Information Property"). Except as disclosed in the Prospectus, the Company has not received any notice of infringement of, or notice from the holder of any Information Property or from any person having a proprietary interest in any Information Property of a conflict with asserted rights of others with respect to, any Information Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the business operations, financial condition, income or business prospects of the Company and its subsidiaries, taken as a whole.

(m) The Company holds all material licenses, certificates and permits from state, federal and other regulatory authorities which are necessary for the conduct of its business; the Company is not in violation of its Articles or Certificate of Incorporation or bylaws (or corporate documents of similar effect). Neither the Company nor its subsidiaries are in default in the performance or observance of any provision of any obligation, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any contract, indenture, mortgage, loan agreement, joint venture or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties may be bound, or are in violation of any law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, the violation of which, or default in the performance or observance of which, would have a material effect on the business affairs or business prospects, properties, financial condition or earnings of the Company and its subsidiaries, taken as a whole.

(n) Except as set forth in the Prospectus, there is no action, suit or proceeding, at law or in equity, pending or, to the best of the Company's knowledge, threatened against the Company or any of its subsidiaries by a private litigant, by any federal, state or other commission, board or agency or in any proceeding before any administrative agency, wherein any unfavorable result or decision could materially adversely affect the business affairs or business prospects, properties, financial condition or income or earnings of the Company or its subsidiaries, taken as a whole, or prevent consummation of the transactions contemplated hereby; and there are no contracts or documents of the Company which would be required to be filed as exhibits to the Registration Statement by the Securities Act and which have not been filed as exhibits to the Registration Statement.

(o) The consolidated financial statements of the Company and its subsidiaries, together with related notes and schedules as set forth in the Registration Statement or incorporated by reference therein, present fairly the financial position and the results of operations of the Company and its subsidiaries on a consolidated basis, at the indicated dates and for the indicated periods, in accordance with generally accepted accounting principles. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, and all adjustments necessary for a fair presentation of results for such periods have been made.

(p) The Company and each of its subsidiaries have fulfilled their obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (herein called "ERISA") and the regulations and published interpretations thereunder with respect to each "plan" (as defined in ERISA and such regulations and published interpretations) in which employees of the Company or any of its subsidiaries are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations, and have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

(q) No authorization, approval, consent or license of any government, governmental instrumentality or court, domestic or foreign (other than under the Securities Act, the securities or Blue Sky laws of the various states and the NASD), is required for the valid authorization, issuance and delivery of the Shares or the execution, delivery or performance of this Agreement by the Company.

(r) Coopers & Lybrand L.L.P., who have certified certain of the financial statements filed with the Commission as part of or incorporated by reference in the Registration Statement, are independent public accountants with respect to the Company as required by the Securities Act.

(s) Except as set forth in the Registration Statement and the Prospectus, each of the Company and its subsidiaries has filed all necessary United States income tax returns and all necessary state income, franchise, sales and use tax returns as required by law or regulation, domestic or foreign, and has paid all taxes shown thereon as due, and each of the Company and its subsidiaries has no knowledge of any tax deficiency which has been or might be asserted against any of them which would materially and adversely affect any of the businesses or properties of the Company and its subsidiaries taken as a whole; to the knowledge of the Company all tax liabilities are adequately provided for on the books of the Company and its subsidiaries.

(t) The Company has not taken and will not take, directly or indirectly, any action designed to cause or result in, or which constitutes or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock to facilitate the sale or resale of the Shares.

(u) Except as described in the Prospectus, no holder of securities of the Company has any rights to the registration of securities of the Company because of the filing of the Registration Statement or otherwise in connection with the sale of the Shares contemplated hereby.

(v) Neither the Company nor any subsidiary is involved in any labor dispute which, either individually or in the aggregate, could have a material adverse effect on the business or operations of the Company and its subsidiaries taken as a whole, nor, to the knowledge of the Company, is any such dispute threatened.

(w) All material contracts, leases and agreements referred to in or filed as exhibits to the Registration Statement to which the Company or any subsidiary is a party, or by which the Company or any subsidiary is bound, are in full force and effect.

(x) Except for Corporate Investor Communications, acting as information agent, and MidLantic Bank, N.A., acting as Depositary, the Company has neither paid nor given, nor will pay or give, directly or indirectly, any commission or other remuneration in connection with soliciting the conversion of shares of Preferred Stock into Common Stock.

6. Further Agreements of the Company. The Company covenants and agrees as follows:

(a) The Company will (i) use its best efforts to cause the Registration Statement to become effective as promptly after filing thereof with the Commission and (ii) not file any amendment to the Registration Statement or supplement to the Prospectus (including documents incorporated by reference in such Prospectus) of which you shall not have previously been advised and furnished with a copy or to which you shall have reasonably objected in writing or which is not in compliance with the Securities Act or the rules and regulations of the Commission.

(b) The Company will promptly notify you in the event of (i) the request by the Commission for amendment of the Registration Statement or for supplement to the Prospectus or for any additional information, (ii) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, (iii) the institution or notice of intended institution of any action or proceeding for that purpose, (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or (v) the receipt by it of notice of the initiation or threatening of any proceeding for such purpose. The Company will make every reasonable effort to prevent the issuance of such a stop order and, if such an order shall at any time be issued, to obtain the withdrawal thereof at the earliest possible moment.

(c) The Company will (i) on or before the Closing Date, deliver to you one signed copy of the Registration Statement as originally filed and of each amendment thereto filed prior to the time the Registration Statement became effective and, promptly upon the filing thereof, one signed copy of each post-effective amendment, if any, to the Registration Statement (together with, in each case, all exhibits thereto and documents filed therewith, including documents incorporated by reference into the Prospectus, unless previously furnished to you), and will also deliver to you a sufficient number of additional conformed copies of each of the foregoing (but without exhibits) as you may reasonably request, (ii) as promptly as possible deliver to you, at such office or offices as you may designate, as many copies of the Prospectus as you may reasonably request, and (iii) thereafter from time to time during the period in which a prospectus is required by law to be delivered by a Purchaser, likewise deliver to you as many additional copies of the Prospectus and as many copies of any supplement to the Prospectus and of any amended prospectus, filed by the Company with the Commission, as you may reasonably request for the purposes contemplated by the Securities Act.

(d) If at any time during the period in which the Prospectus is required by law to be delivered by a Purchaser any event relating to or affecting the Company or any of its subsidiaries, or of which the Company shall be advised in writing by you, shall occur as a result of which it is necessary, in the opinion of counsel for the Company or your counsel, to supplement or amend the Prospectus in order to make the Prospectus not misleading in the light of the circumstances existing at the time it is delivered to a purchaser of the Shares, the Company will forthwith prepare and file with the Commission a supplement to the Prospectus or an amended Prospectus so that the Prospectus as so supplemented or amended will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time such Prospectus is delivered to such purchaser, not misleading. If, after the initial public offering of the Shares by you and during such period in which the Prospectus is required by law to be delivered by a Purchaser, you shall propose to vary the terms of the offering thereof by reason of changes in general market conditions or otherwise, you will advise the Company in writing of the proposed variation, and, if in the opinion of either counsel for the Company or your counsel such proposed variation requires that the Prospectus be supplemented or amended, the Company will forthwith prepare and file with the Commission a supplement to the Prospectus or an amended Prospectus setting forth such variation. The Company authorizes the Purchasers to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Shares in accordance with the applicable provisions of the Securities Act and the applicable rules and regulations thereunder for such period.

(e) Prior to the filing thereof with the Commission, the Company will submit to you, for your information, a copy of any post-effective amendment to the Registration Statement and any supplement to the Prospectus or any amended prospectus proposed to be filed.

(f) The Company will cooperate, when and as requested by you, in the qualification of the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions in the United States as you may reasonably request and, during the period in which the Prospectus is required by law to be delivered by a Purchaser, in keeping such qualifications in good standing under said securities or Blue Sky laws; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified. The Company will, from time to time, prepare and file such statements, reports, and other documents as are or may be required to continue such qualifications in effect for so long a period as you may reasonably request for distribution of the Shares.

(g) The Company will use its best efforts to effect the "listing" of the Shares on the National Association of Securities Dealers Automated Quotation National Market System (herein called "NASDAQ NMS"). The Company will file with NASDAQ NMS all documents and notices required by NASDAQ NMS of companies that have issued securities that are traded in the over-the-counter market and quotations for which are reported by NASDAQ NMS.

(h) During a period of five years commencing with the date hereof, the Company will furnish to you copies of all periodic and special reports furnished to stockholders of the Company and of all information, documents and reports filed with the Commission.

(i) Not later than the 45th day following the end of the fiscal quarter first commencing after the first anniversary of the effective date of the Registration Statement, the Company will make generally available to its security holders an earnings statement of the Company in accordance with
     Section 11(a) of the Securities Act or shall otherwise comply in full with the provisions of Rule 158 of the Commission.

(j) The Company will apply the proceeds from the sale of the Shares as set forth under "Use of Proceeds" in the Prospectus.

(k) The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, including all reasonable costs and expenses incident to (i) the preparation, printing and filing with the Commission and the NASD of the Registration Statement and the Prospectus, and any amendments or supplements thereto, (ii) the furnishing to you of copies of the several documents required by paragraph
     (c) of this Section 6 to be so furnished, (iii) the reproduction of this Agreement and related documents delivered to you, (iv) the preparation, printing and filing of all supplements and amendments to the Prospectus referred to in paragraph (d) of this Section 6, (v) the furnishing to you of the reports and information referred to in paragraph (h) of this Section 6, and (vi) the printing and issuance of stock certificates, including the transfer agent's fees.

(l) The Company agrees to reimburse you for Blue Sky fees and related disbursements (including counsel fees and disbursements and the cost of reproducing memoranda for you) paid by or for your account or your counsel in qualifying the Shares under state securities or Blue Sky laws and in the review of the offering by the NASD.

(m) The Company agrees that except in connection with the conversion of the Shares, it will not without the prior written consent of H&Q, directly or indirectly, sell, offer, contract to sell, make any short sale of, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock for a period of 90 days from the date of the Prospectus, other than (i) the Shares to be sold to you pursuant to this Agreement, (ii) to consultants and grantors of licensing rights and (iii) to directors, officers and employees in accordance with the Company's customary practices. If the Purchasers purchase fewer than 132,950 Shares directly from the Company pursuant to this Agreement, such restrictions with respect to the Company shall terminate on the Redemption Date.

(n) The Company shall mail or cause to be mailed on the Effective Date the required notice of the redemption of 136,675 shares of Preferred Stock on the Redemption Date in the form heretofore submitted to the Purchasers and shall furnish to the Purchasers such number of copies thereof as the Purchasers reasonably may request.

(o) The Company will direct MidLantic Bank, N.A., as Depositary for the shares of Preferred Stock, to advise the Purchasers daily of the aggregate number of shares of Preferred Stock (x) surrendered for conversion into Common Stock and (y) surrendered for redemption, in each case through the close of business on the immediately preceding business day.

(p) The Company will (i) give the Purchasers at least one business day prior written notice, or such shorter period as is practicable, of the contents of any press release or other public announcement it intends to issue on or prior to the Conversion Expiration Date and (ii) consider in good faith any comments the Purchasers may have concerning the timing and content of such press release or other public announcement.

(q) The Company is familiar with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Investment Company Act"), and has in the past conducted its affairs, and will invest the proceeds of the transaction contemplated by this Agreement (the "Proceeds"), in such a manner as to ensure that the Company was not, and will not as a result of investment of the Proceeds be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act.

(r) The Company will not take any action the effect of which would be to require an adjustment to the conversion price or the conversion rate of the Shares.

(s) The Purchasers jointly and severally agree that in the event that MidLantic Bank, N.A. should require from the Company any deposit of funds pursuant to
     Section 7 of the Certificate of Designation, the Purchasers shall advance such funds to the Company and deposit such funds by wire transfer, in immediately available funds, with MidLantic Bank, N.A. on behalf of the Company (such advance and deposit being referred to as the "MidLantic Deposit"); provided that, prior to the Purchasers advancing the MidLantic Deposit, the Company shall have delivered to the Purchasers by 2:00 p.m. on the date requested for the MidLantic Deposit, a certificate signed by the Chairman of the Board-Chief Executive Officer and the Vice President-Chief Financial Officer and Treasurer of the Company stating (i) the amount of the MidLantic Deposit and (ii) that they are not aware of any information or any current or potential event that would make it impossible or impracticable for the closing conditions set forth in Section 9 to be satisfied, either as of the date of such certificate or as of the Closing Date. The Company agrees to repay or to cause MidLantic Bank, N.A. to repay to the Purchasers on the Closing Date the sum of any such MidLantic Deposit plus Purchasers' cost of funds on any such MidLantic Deposit from the date of such deposit through the Closing Date.

7.  Indemnification and Contribution.

(a) Subject to the provisions of paragraph (d) of this Section 7, the Company agrees to indemnify and hold harmless each Purchaser and each person (including each partner and officer thereof) who controls such Purchaser within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages or liabilities, joint or several, to which such indemnified parties or any of them may become subject under the Securities Act, the Exchange Act, the common law or otherwise, and the Company agrees to reimburse each Purchaser and each such controlling person for any legal or other expenses (including, except as otherwise hereinafter provided, reasonable fees and disbursements of counsel) incurred by the respective indemnified parties in connection with defending against any such losses, claims, damages or liabilities or in connection with any investigation of or inquiry into, or other proceeding which may be brought against, the respective indemnified parties, in each case arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Prospectus as part thereof and documents incorporated by reference therein) or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (as amended or as supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto, including documents incorporated by reference therein), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the indemnity agreements of the Company contained in this paragraph (a) shall not apply to any such losses, claims, damages, liabilities or expenses if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Purchasers expressly for use in the Registration Statement or the Prospectus or any such amendment thereof or supplement thereto. The indemnity agreements of the Company contained in this paragraph (a) and the representations and warranties of the Company contained in Section 5 hereof shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Shares.

(b) Subject to the provisions of paragraph (d) of this Section 7, you agree to indemnify and hold harmless the Company, each of its officers who signs the Registration Statement on his own behalf or pursuant to a power of attorney, each of its directors and each person (including each partner or officer thereof), if any, who controls the Company or the Purchasers within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages or liabilities, joint or several, to which such indemnified parties or any of them may become subject under the Securities Act, the Exchange Act or the common law or otherwise and to reimburse each of them for any legal or other expenses (including, except as otherwise hereinafter provided, reasonable fees and disbursements of counsel) incurred by the respective indemnified parties in connection with defending against any such losses, claims, damages or liabilities or in connection with any investigation of or inquiry into, or other proceeding which may be brought against, the respective indemnified parties, in each case arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Prospectus as part thereof) or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (as amended or as supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto) or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of you expressly for use in the Registration Statement or the Prospectus or any such amendment thereof or supplement thereto. The indemnity agreements of the Purchasers contained in this paragraph (b) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Shares.

(c)  Each party indemnified under the provisions of paragraph (a) or (b) of this
     Section 7 agrees that, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation of or inquiry into or proceeding against it, in respect of which indemnity may be sought on account of any indemnity agreement contained in such paragraphs, it will promptly give written notice (herein called the "Notice") of such service or notification to the party or parties from whom indemnification may be sought hereunder. No indemnification provided for in such paragraph shall be available to any party who shall fail so to give the Notice if the party to whom such Notice was not given was unaware of the action, suit, investigation, inquiry or proceeding to which the Notice would have related and was prejudiced by the failure to give the Notice, but the omission so to notify such indemnifying party or parties of any such service or notification shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or other than on account of such indemnity agreement. Any indemnifying party shall be entitled at its own expense to participate in the defense of any action, suit or proceeding against, or investigation of or inquiry into, an indemnified party. Any indemnifying party shall be entitled, if it so elects within a reasonable time after receipt of the Notice, by giving written notice (herein called the "Notice of Defense") to the indemnified party to assume (alone or in conjunction with any other indemnifying party or parties) the entire defense of such action, suit, investigation, inquiry or proceeding in which event such defense shall be conducted, at the expense of the indemnifying party or parties, by counsel chosen by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties; provided, however, that (i) if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then one counsel for the indemnified party or parties chosen by the indemnified party or parties with the consent of the indemnifying party, whose consent shall not be unreasonably withheld shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties and (ii) in any event, the indemnified party or parties shall be entitled to have counsel chosen by such indemnified party or parties participate in, but not conduct, the defense. If, within a reasonable time after receipt of the Notice, an indemnifying party gives a Notice of Defense and the counsel chosen by the indemnifying party or parties is reasonably satisfactory to the indemnified party or parties, the indemnifying party or parties will not be liable under paragraphs (a) through (c) of this Section 7 for any legal or other expenses subsequently incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding except that (A) the indemnifying party or parties shall bear the legal and other expenses incurred in connection with the conduct of the defense as referred to in clause (i) of the proviso to the preceding sentence and (B) the indemnifying party or parties shall bear such other expenses as it or they have authorized to be incurred by the indemnified party or parties. If, within a reasonable time after receipt of the Notice, no Notice of Defense has been given, the indemnifying party or parties shall be responsible for any legal or other expenses incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under paragraph (a) or
     (b) of this Section 7, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in paragraph (a) or (b) of this
     Section 7 (i) in such proportion as is appropriate to reflect the relative benefits received by each indemnifying party from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each indemnifying party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, or actions in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Purchasers shall be deemed to be in the same respective proportions as the aggregate Redemption Price bears to the compensation received by the Purchaser pursuant to Section 4. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by each indemnifying party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

     The parties agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the first sentence of this Section 7(d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this
     Section 7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against any action or claim which is the subject of this Section 7(d). Notwithstanding the provisions of this Section 7(d), neither Purchaser shall be required to contribute any amount in excess of the aggregate of the Standby Commitment Fee and the Take-up Fees applicable to the Shares purchased by such Purchaser pursuant to this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     Each party entitled to contribution agrees that, upon the service of a summons or other initial legal process upon it in any action instituted against it in respect of which contribution may be sought, it shall promptly give written notice of such service to the party or parties from whom contribution may be sought, but the omission so to notify such party or parties of any such service shall not relieve the party from whom contribution may be sought of any obligation it may have hereunder or otherwise (except as specifically provided in Section 7(c) hereof). No party will be liable for contribution with respect to any action or claim settled without its written consent.

(e) No party will, without the prior written consent of the other party to this Agreement (herein called the other party), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or any joinder may be sought hereunder (whether or not such other party or any person who controls such other party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act is a party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of such other party and each such controlling person from all liability arising out of such claim, action, suit or proceeding.

8.  Effective Date of the Agreement; Termination.

(a) This Agreement shall become effective when the Purchasers and the Company shall have received notification of the effectiveness of the Registration Statement. Until this Agreement becomes effective as aforesaid, it may be terminated by the Company by notifying the Purchasers.

(b) The Purchasers shall have the right to terminate this Agreement at any time prior to the Closing Date by notice to the Company from the Purchasers, without liability (other than with respect to Section 7) on the Purchasers' part to the Company if, on or prior to such date, (i) the Company shall have failed, refused or been unable to perform in any material respect any agreement on its part to be performed hereunder, (ii) any other condition to the Purchasers' obligations hereunder as provided in Section 9 is not fulfilled when and as required in any material respects, (iii) trading in securities generally on the Nasdaq Stock Market shall have been suspended or materially limited, or minimum prices shall have been established on such exchange by the Commission, or by such exchange or other regulatory body or governmental authority having jurisdiction, (iv) trading in the Company's Common Stock shall have been suspended by the Commission or the Nasdaq Stock Market for more than a single four trading hour-period during the five business days prior to the Redemption Date, (v) a general banking moratorium shall have been declared by Federal or New York State authorities or (vi) there is an outbreak or escalation of armed hostilities significantly involving the United States on or after the date hereof, or if there has been a declaration by the United States of a national emergency or war, or if there shall have occurred a calamity or crisis, the effect of which shall be, in the Purchasers' good faith judgment, to make it impracticable to proceed with the public offering or delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(c) Any notice of termination pursuant to this Section 8 shall be by telephone, telex, telecopy, or telegraph, confirmed in writing by letter.

9.  Conditions of Purchasers' Obligations.
The obligations of the Purchasers to purchase and pay for the Shares shall be subject to the performance by the Company of all of its respective obligations to be performed hereunder at or prior to the Closing Date and to the following further conditions:

(a) The Registration Statement shall have become effective not later than the first full business day next following the date of this Agreement or at such later time and date as shall have been consented to in writing by the Purchasers, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereof shall have been issued and no proceedings therefor shall have been initiated or threatened by the Commission.

(b) The legality and sufficiency of the call for redemption and the redemption of the shares of Preferred Stock, the issue and sale of the Shares to the Purchasers hereunder, and the validity and form of the certificates representing the Shares, all corporate proceedings and other legal matters incident to the foregoing, and the form of the Registration Statement and of the Prospectus (except as to the financial statements contained therein) shall have been approved at or prior to the Closing Date by Shearman & Sterling, counsel for the Purchasers, and such counsel shall have been furnished with such papers and information as they may reasonably have requested to enable them to pass upon the matters referred to in this subsection.

(c) You shall have received from Dewey Ballantine, counsel to the Company, an opinion, addressed to the Purchasers and dated the Closing Date, in the form attached hereto as Annex A.

(d) You shall have received from Dechert Price & Rhoads, patent counsel to the Company, an opinion, addressed to the Purchasers and dated the Closing Date, in the form attached hereto as Annex B.

(e) You shall have received from Carol J. Gillespie, Esq., Vice President, General Counsel and Secretary of the Company, an opinion, addressed to the Purchasers and dated the Closing Date, in the form attached hereto as Annex C.

(f) You shall be satisfied that (i) as of the Effective Date, the statements made in the Registration Statement and the Prospectus (including the documents incorporated by reference) were true and correct and neither the Registration Statement nor the Prospectus omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) since the Effective Date, no event has occurred which should have been set forth in a supplement or amendment to the Prospectus which has not been set forth in such a supplement or amendment, (iii) since February 22, 1996, there has not been any material adverse change in the business affairs or business prospects, properties, financial condition or earnings of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, and since such date, except in the ordinary course of business, neither the Company nor any of its subsidiaries has entered into any transaction material to the Company and its subsidiaries, taken as a whole, and not referred to in the Registration Statement in the form in which it originally became effective and the Prospectus contained therein,
     (iv) neither the Company nor any of its subsidiaries has any contingent obligations material to the Company and its subsidiaries, taken as a whole, which are not disclosed in the Registration Statement and the Prospectus,
     (v) there are no pending or known threatened legal proceedings to which the Company or any of its subsidiaries is a party or of which property of the Company or its subsidiaries is the subject and which are material to the business of the Company or any of its subsidiaries, and which are not disclosed in the Registration Statement and the Prospectus, (vi) there are no franchises, contracts, leases or other documents which are required to be filed as exhibits to the Registration Statement which have not been filed as required, (vii) the representations and warranties of the Company herein are true and correct in all material respects as of the Closing Date and (viii) there has not been any material change in the market for securities in general or in political, financial or economic conditions from those reasonably foreseeable as to render it impractical in your sole judgment to make a public offering of the Shares or a material adverse change in market levels for securities in general (or those of companies in particular) or financial or economic conditions which render it inadvisable to proceed.

(g) You shall have received on the Closing Date a certificate, dated the Closing Date and signed by the Chairman of the Board-Chief Executive Officer and by the Vice President-Chief Financial Officer and Treasurer of the Company stating that the respective signers of said certificates have carefully examined the Registration Statement in the form in which it originally became effective and the Prospectus contained therein and any supplements or amendments thereto, and that the statements included in clauses (i) through (viii) of paragraph (f) of this Section 9 are true and correct.

(h) You shall have received from Coopers & Lybrand L.L.P., a letter or letters, addressed to you and dated the Effective Date and the Closing Date confirming that they are independent public accountants with respect to the Company within the meaning of the Securities Act and based upon the procedures described in their letter delivered to you concurrently with the execution of this Agreement (herein called the "Original Letter"), but carried out to a date not more than five business days prior to the Effective Date and the Closing Date (i) confirming, to the extent true, that the statements and conclusions set forth in the Original Letter are accurate as of the Effective Date, the Closing Date and (ii) setting forth any revisions and additions to the statements and conclusions set forth in the Original Letter which are necessary to reflect any changes in the facts described in the Original Letter since the date of the Original Letter or to reflect the availability of more recent financial statements, data or information. The letters shall not disclose any change, or any development involving a prospective change, in or affecting the business or properties of the Company or any of its subsidiaries which, in your sole judgment, makes it impractical or inadvisable to proceed with the public offering of the Shares as contemplated by the Prospectus.

(i) You shall have been furnished evidence in the usual written or telecopied form from the appropriate authorities of the several states, or other evidence satisfactory to you, of the qualification referred to in paragraph (f) of Section 6 hereof.

(j) The Company shall have furnished to you such further certificates and documents as you shall reasonably request (including certificates of officers of the Company) as to the accuracy of the representations and warranties of the Company, the performance of their respective obligations hereunder, and as to other conditions concurrent with and precedent to the obligations of the Purchasers hereunder.

(k) You shall have received from all officers listed on Schedule 1 hereto stockholders agreements stating that without the prior written consent of H&Q, each of such holders will not, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock for a period of 90 days from the date of the Prospectus. If the Purchasers have purchased fewer than 132,950 Shares directly from the Company pursuant to this Agreement, such restrictions with respect to such officers shall terminate on the Redemption Date.

     All of the agreements, opinions, certificates and letters mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if Shearman & Sterling, counsel for the Purchasers, shall be reasonably satisfied that they comply in form and scope.

     In case any of the conditions specified in this Section 9 shall not be fulfilled, this Agreement may be terminated by you by giving notice to the Company. Any such termination shall be without liability of the Company to the Purchasers and without liability of the Purchasers to the Company; provided, however, that (i) in the event of any such termination, the Company agrees to indemnify and hold harmless the Purchasers from all costs or expenses incident to the performance of the obligations of the Company under this Agreement, including all costs and expenses referred to in paragraphs (k) and (l) of
Section 6 hereof, and (ii) if this Agreement is terminated by you because of any refusal, inability or failure on the part of the Company to perform any agreement herein, to fulfill any of the conditions herein or to comply with any provision hereof other than by reason of a default by the Purchasers, the Company will reimburse the Purchasers upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by it in connection with the transactions contemplated hereby.

     10. Reimbursement of Certain Expenses. In connection with its obligations under Section 7 of this Agreement, the Company hereby agrees to reimburse the Purchasers on a quarterly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in paragraph (a) of Section 7 of this Agreement, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the obligations under this Section 10 and the possibility that such payments might later be held to be improper; provided, however, that (i) to the extent any such payment is ultimately held to be improper, the persons receiving such payments shall promptly refund them and (ii) such persons shall provide to the Company, upon request, reasonable assurances of their ability to effect any refund, when and if due.

     11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of the Company and the Purchasers and, with respect to the provisions of Section 7 hereof, the several parties (in addition to the Company and the Purchasers) indemnified under the provisions of said Section 7, and their respective personal representatives, successors and assigns. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained. The term "successors and assigns" as herein used shall not include any purchaser, as such purchaser, of any of the Shares from any of the Purchasers.

     12. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing, mailed or telecopied, and, if to the Purchasers, shall be mailed, telecopied or delivered to Hambrecht & Quist LLC, One Bush Street, 15th Floor, San Francisco, California 94104, Attn.: William R. Timken; if to the Company, shall be mailed, telecopied or delivered to The Liposome Company, Inc., One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540, Attn.: Carol J. Gillespie, Esq. All notices given by telecopy shall be promptly confirmed by letter.

13. Miscellaneous. The reimbursement, indemnification and contribution agreements contained in this Agreement and the representations, warranties and covenants in this Agreement shall remain in full force and effect regardless of
(a) any termination of this Agreement, (b) any investigation made by or on behalf of the Purchasers or controlling person thereof, or by or on behalf of the Company or its respective directors or officers and (c) delivery of and payment for the Shares under this Agreement; provided, however, that if this Agreement is terminated prior to the Closing Date, the provisions of paragraph
(m) of Section 6 hereof shall be of no further force or effect.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     Please sign and return to the Company the enclosed copies of this letter, whereupon this letter will become a binding agreement among the Company and the Purchasers in accordance with its terms.
                                  Very truly yours,

                                  THE LIPOSOME COMPANY, INC.


                                   By:  /s/ Charles A. Baker
                                      Name:  Charles A. Baker
                                      Title:Chairman and Chief Executive
                                           Officer




The foregoing Agreement is
hereby confirmed and accepted
as of the date first above
written.

HAMBRECHT & QUIST LLC
UBS SECURITIES INC.


By:  HAMBRECHT & QUIST LLC



By:   /s/ Dennis Purcell
   Name:  Dennis Purcell
   Title:  Managing Director




                              ANNEX A


______________, 1996



Hambrecht & Quist LLC
UBS Securities Inc.
c/o Hambrecht & Quist LLC
One Bush Street
15th Floor
San Francisco, CA  94104


RE:  THE LIPOSOME COMPANY, INC.


Ladies and Gentlemen:

     We have acted as counsel to The Liposome Company, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-3 of the Company, filed with the Securities and Exchange Commission on February 23, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively the "Securities Act"), of [__________] shares of the Company's Common Stock, par value $.01 per share (the "Shares"), in connection with an underwritten call for partial redemption of the Company's Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"). The Shares may be either issued upon conversion of the shares of Preferred Stock in accordance with the terms of the Certificate of Designation governing the shares of Preferred Stock (the "Certificate of Designation") or purchased by Hambrecht & Quist LLC and UBS Securities Inc. acting as standby purchasers (the "Standby Purchasers") pursuant to the Standby Purchase Agreement dated February 22, 1996 between the Standby Purchasers and the Company (the "Standby Purchase Agreement"), as the case may be. All terms, unless otherwise defined herein, have the meanings assigned to them in the Standby Purchase Agreement.

     In arriving at the opinions expressed below, we have examined and relied upon, among other things, such certificates of public officials and responsible officers of the Company and such originals or copies, certified or otherwise identified to our satisfaction, of corporate documents and records of the Company and its subsidiaries, as we have deemed necessary or appropriate for the purposes hereof. In giving this opinion, we assume that the certificates representing the Common Stock conform to the specimens examined by us, that the Shares has been completed as to the numbers of shares and names of registered stockholders pursuant to Section 2 of the Standby Purchase Agreement and have been countersigned and registered by Midlantic Bank as Registrar. In giving this opinion, we are also assuming the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures and the competency of all individuals signing all instruments presented to us.

On the basis of the foregoing, we are of the opinion that:

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority under such laws to own its properties and conduct its business as described in the Prospectus.

(ii) The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary, except to the extent that the failure to so qualify or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(iii) The Shares have been duly authorized, and, when issued upon conversion of the shares of Preferred Stock, as provided in the Certificate of Designation, or sold and delivered against payment therefor in accordance with the terms of the Standby Purchase Agreement, such Shares will be validly issued by the Company, fully paid and non-assessable, and no holder thereof will be subject to personal liability solely by reason of being such a holder; to the best of our knowledge, such Shares will not be subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issuance and sale of such Shares has been validly and sufficiently taken.

(iv) All of the outstanding shares of capital stock of the Company prior to the issuance of the Shares have been duly authorized and validly issued and are fully paid and non-assessable; no holder thereof is or will be subject to personal liability solely by reason of being such a holder; and, to our knowledge, none of such outstanding shares of capital stock of the Company was issued in violation of the preemptive rights of any holder of any securities of the Company.

(v) The Standby Purchase Agreement has been duly authorized, executed and delivered by the Company.

(vi) To the best of our knowledge, except as described in the Prospectus, no holder of the securities of the Company has rights to the registration of securities of the Company because of the filing of the Registration Statement or otherwise in connection with the sale of Shares or other actions contemplated thereby.

(vii) No approval, consent, order, authorization, designation, declaration of or filing by or with any regulatory, administrative or other governmental body is necessary in connection with the execution and delivery by the Company of the Standby Purchase Agreement and the consummation of the transactions therein contemplated (except such of the aforementioned as have been obtained under the Securities Act and such as may be required by the National Association of Securities Dealers, Inc. or as may be necessary to qualify the Shares for public offering by the Purchasers under state securities or Blue Sky laws).

(viii) The execution and delivery by the Company of the Standby Purchase Agreement, the issuance and delivery of the Shares by the Company, the consummation by the Company of the transactions contemplated in the Standby Purchase Agreement and in the Registration Statement and the compliance by the Company with the terms of the Standby Purchase Agreement do not and will not conflict with any provision of the charter or bylaws of the Company or any of its subsidiaries and do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, (a) the Certificate of Designation or any indenture, mortgage, loan agreement, or other agreement or instrument of which we have knowledge, to which the Company or any of its subsidiaries is a party or by which any of them may be bound or to which any of the properties of any of them may be subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise), (b) any existing applicable law, rule or regulation (other than the securities or Blue Sky laws of the various states, as to which we express no opinion) or (c) any judgment, order or decree, of which we have knowledge, of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries or any of their properties.

(ix) The Registration Statement has been declared effective by the Commission under the Securities Act and we have no knowledge of any stop order or that the effectiveness of the Registration Statement has been suspended or withdrawn in any manner; and any required filing of the Prospectus or any supplement thereto pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b).

(x) The Registration Statement and the Prospectus, and each amendment or supplement thereto including documents incorporated by reference therein (except for the financial statements and other financial or statistical data included therein or omitted therefrom, as to which we express no opinion), as of their respective effective or issue dates, appear on their face to have been appropriately responsive in all material respects to the requirements of the Securities Act.

(xi) The documents incorporated by reference in the Prospectus (except for the financial statements and other financial or statistical data included therein or omitted therefrom, as to which we express no opinion), as of the dates they were filed with the Commission, appear on their face to have been appropriately responsive in all material respects to the requirements of the Exchange Act and the rules and regulations thereunder; and such counsel has no reason to believe that any such documents, when filed, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such documents were so filed, not misleading.

(xii) Except as set forth in the Prospectus, we do not know of any action, suit or proceeding, at law or in equity, against the Company or its subsidiaries pending or threatened by a private litigant, by any federal, state or other commission, board or agency or any proceeding before any administrative agency wherein any unfavorable result or decision could materially adversely affect the business, property, financial condition, income or earnings of the Company and its subsidiaries, taken as a whole, or prevent consummation of the transactions contemplated in the Standby Purchase Agreement; and there are no contracts or documents, of which we have knowledge, of the Company or of its subsidiaries which would be required to be filed as exhibits to the Registration Statement by the Securities Act or by the rules and regulations thereunder which have not been filed as exhibits to the Registration Statement.

(xiii) To our knowledge, no stop order suspending the effectiveness of such Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or are contemplated under the Securities Act.

(xiv) The call for redemption by the Company of the 136,675 shares of Preferred Stock as contemplated in the Standby Purchase Agreement has been duly and validly authorized by all necessary corporation action on the part of the Company and complies with all applicable requirements of the Certificate of Designation.

(xv) Based upon the agreements, representations and warranties of the Purchasers contained in the Standby Purchase Agreement, conversion of the Preferred Stock into Common Stock is not subject to the registration requirements of the Securities Act.

We have acted as counsel to the Company in connection with the preparation of the Registration Statement and in the course of such representation have reviewed and discussed the information in the Registration Statement and the Prospectus with officers and employees of the Company and with the auditors and you and your counsel. Although we have not independently checked or verified any statements made in connection with such discussions and review, except as expressly specified herein, and although we assume no responsibility for the accuracy, completeness or fairness of the information set forth in the Registration Statement and Prospectus (except as otherwise stated in this letter), based upon our participation, we have no reason to believe (a) that the Registration Statement (except for the financial statements and other financial or statistical data included therein or omitted therefrom, as to which we express no opinion), at the time such Registration Statement became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) that the Prospectus, including the documents incorporated by reference therein (except for the financial statements and other financial or statistical data included therein or omitted therefrom, as to which we express no opinion), at the time the Prospectus was issued or at the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the state of New York, the general corporate laws of the State of Delaware and the federal law of the United States of America (exclusive of patent law).

     This letter is furnished solely for the information of the Purchasers in connection with the offering and sale of the Shares and may not be relied upon by any other person.

Very truly yours,


                            ANNEX B


__________, 1996




Hambrecht & Quist LLC
UBS Securities Inc.
c/o Hambrecht & Quist LLC
One Bush Street
15th Floor
San Francisco, CA  94104


Ladies and Gentlemen:

         We have acted as special patent counsel for The Liposome Company, Inc., a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-3 of the Company, filed with the Securities and Exchange Commission on February 23, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively the "Securities Act"), of [__________] shares of the Company's Common Stock, par value $.01 per share (the "Shares"), in connection with an underwritten call for partial redemption of the Company's Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"). The Shares may be either issued upon conversion of the shares of Preferred Stock in accordance with the terms of the certificate of designation governing the shares of Preferred Stock or purchased by Hambrecht & Quist LLC and UBS Securities Inc. acting as standby purchasers (the "Standby Purchasers") pursuant to the Standby Purchase Agreement dated February 22, 1996 between the Standby Purchasers and the Company (the "Standby Purchase Agreement"), as the case may be. All terms, unless otherwise defined herein, have the meanings assigned to them in the Standby Purchase Agreement.

    In connection with this opinion, we have reviewed copies of (i) the Standby Purchase Agreement, (ii) the information set forth under the caption "Risk Factors - The Company's Dependence on and the Uncertainty of Protection of Patents and Proprietary Rights" in the Company's Registration Statement on Form S-3 (Registration No. _______) filed on February 23, 1996 with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), including as a part thereof a form of prospectus (the "Prospectus") dated February 23, 1996, and (iii) such corporate documents and records, certificates of public officials and officers and such other documents and matters of law as we have deemed necessary or appropriate for the purpose of this opinion. Our examination of the Registration Statement and the Prospectus has been limited solely to the information presented under the captions specified in the preceding sentence and we have not undertaken any review or investigation of any other information or matters set forth therein.

    In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals and the conformity to authentic original corporate records, documents, instruments and certificates of all corporate records, documents, instruments and certificates submitted to us as certified, conformed or photostatic copies. As to matters of fact material to our opinion, we have relied upon representations of the Company in the Standby Purchase Agreement and the other agreements and documents referred to in clause (iii) of the previous paragraph, and upon certificates of the officers of the Company and of public officials.

    Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that the statements under the caption. Risk Factors - The Company's Dependence on and the Uncertainty of Protection of Patents and Proprietary Rights" in the Prospectus insofar as such statements constitute a summary of the law or documents referred to therein accurately summarize the matters described therein.

    Our opinion is limited solely to the federal laws of the United States of America and the laws of the State of New Jersey, and we express no opinion herein concerning the laws of any other jurisdiction.

    The opinions expressed herein are solely for the benefit of you and the Purchasers and without our express prior written consent, neither our opinion nor this opinion letter may be furnished by you or the Purchasers to or relied upon by any other person or entity.

Very truly yours,



ANNEX C


__________, 1996



Hambrecht & Quist LLC
UBS Securities Inc.
c/o Hambrecht & Quist LLC
One Bush Street
15th Floor
San Francisco, CA  94104


Ladies and Gentlemen:

    I am Vice President, General Counsel and Secretary of The Liposome Company, Inc. (the "Company"), and am delivering this opinion in connection with the preparation of the Registration Statement on Form S-3 of the Company, filed with the Securities and Exchange Commission on February 23, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively the "Securities Act"), of [__________] shares of the Company's Common Stock, par value $.01 per share (the "Shares"), in connection with an underwritten call for partial redemption of the Company's Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"). The Shares may be either issued upon conversion of the shares of Preferred Stock in accordance with the terms of the certificate of designation governing the shares of Preferred Stock or purchased by Hambrecht & Quist LLC and UBS Securities Inc. acting as standby purchasers (the "Standby Purchasers") pursuant to the Standby Purchase Agreement dated February 23, 1996 between the Standby Purchasers and the Company (the "Standby Purchase Agreement"), as the case may be. All terms, unless otherwise defined herein, have the meanings assigned to them in the Standby Purchase Agreement.

    I have examined and am familiar with originals of the Registration Statement on Form S-3 (Registration No. _________) of the Company, including the documents incorporated by reference therein, filed with the Commission on February 23, 1996 under the Securities Act and Amendment No. 1 thereto filed with the Commission on _____, 1996. I have also examined and am familiar with originals or copies, certified or otherwise verified to my satisfaction, of such records of the Company and such other documents and other records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

    Except as disclosed in the Prospectus under the caption "Risk Factors - The Company's Dependence on and the Uncertainty of Protection of Patents and Proprietary Rights", I do not know of any pending or threatened legal or governmental proceeding relating to patents or proprietary know-how owned or used by the Company or others, to which the Company or any of its subsidiaries is a party or might be a party or to which any of the properties of the Company or any of its subsidiaries are subject or might be subject which, if adversely decided, would have a material effect on the business operations, financial condition, income or business prospects of the Company or any of its subsidiaries.

    Except as disclosed in the sections of the Prospectus mentioned above, I have no knowledge of any infringement or alleged infringement by the Company or any of its subsidiaries of patent rights of any holder or of any person having a proprietary interest in such patent rights, which could have a material adverse effect on the business affairs or business prospects, properties, financial condition or earnings of the Company or any of its subsidiaries.

    To my knowledge, the Company owns or possesses material licenses or other rights to use all patents, trade secrets, trademarks, service marks or other proprietary information or materials necessary to conduct the business now being or proposed to be conducted by the Company as described in the Prospectus, including the documents incorporated by reference therein.

    To my knowledge, no default exists in the performance or observance of any material provision of any obligation, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any contract, indenture, mortgage, loan agreement, joint venture or other agreement or instrument that is described or referred to in the Registration Statement or the Prospectus including the documents incorporated by reference therein or that is filed as an exhibit to the Registration Statement.



Very truly yours,




                           SCHEDULE 1


                            Officer

                        Charles A. Baker
                        Brooks Boveroux
                    Andrew S. Janoff, Ph.D.
                         Ralph delCampo
                       Spiro G. Rombotis
                  James A. Boyle, M.D., Ph.D.





HAMBRECHT & QUIST LLC

ONE BUSH STREET
SAN FRANCISCO, CA  94104
TEL:  (415) 576-3300
FAX:  (415) 576-3370








February 23, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     The Liposome Company, Inc.
     2,659,012 shares of Common Stock
     filed on Form S-3 Registration

Dear Sirs:

We hereby join in the request of the registrant that the effectiveness of the above-mentioned Registration Statement be accelerated to February 23, 1996 at 9:00 a.m., or as soon thereafter as practicable.

Very truly yours,

HAMBRECHT & QUIST LLC
UBS SECURITIES INC.

By: HAMBRECHT & QUIST LLC


By: William R. Timken
Name: Bill Timken
Title: Managing Director



EXHIBIT 5



February 22, 1996


The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey 08450


Ladies and Gentlemen:


     We have acted as counsel to The Liposome Company, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 on the date hereof (the "Registration Statement") relating to the public offering of up to 2,659,012 shares (the "Stock") of the Company's Common Stock, $.01 par value per share.

     Based on the foregoing, it is our opinion that:

        1.   The issuance of the Stock has been lawfully and duly authorized;
        and

        2. When the Stock has been issued, delivered and sold upon the terms stated in the Registration Statement, the Stock will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to this firm on the cover of the Registration Statement and under the heading "Legal Matters" in the Prospectus included in such Registration Statement.


                              Very truly yours,


                              /s/ DEWEY BALLANTINE


EXHIBIT 23.2


             CONSENT OF THE INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated February 2, 1996 and February 2, 1995 on our audits of the financial statements and financial statement schedule of The Liposome Company, Inc. We also consent to the reference to our firm under the caption "Experts."



Princeton, New Jersey
February 21, 1996


EXHIBIT 99.1

The conversion right with respect to Redeemed Depositary Shares will expire at 5:00 p.m. NEW YORK CITY time on March 25, 1996, unless Depositary Receipts and a properly completed Letter of Transmittal are RECEIVED by the Depositary identified below prior to that time, TIME BEING OF THE ESSENCE. See instructions below.

                           THE LIPOSOME COMPANY, INC.

                              LETTER OF TRANSMITTAL

            (TO ACCOMPANY DEPOSITARY RECEIPTS FOR DEPOSITARY SHARES,
                        EACH REPRESENTING 1/10TH SHARE OF
          SERIES A CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK)


     The Liposome Company, Inc. (the "Company") has issued a notice of partial redemption of its Series A Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"). It will redeem fifty percent (50%), on a pro rata basis, of the Preferred Stock (the "Redeemed Preferred Shares"), and MidLantic Bank, N.A. (the "Depositary") will redeem the number of Depositary Shares, each representing 1/10th of a share of Preferred Stock (the "Depositary Shares"), representing the Redeemed Preferred Shares (the "Redeemed Depositary Shares"). If you wish to convert your Redeemed Depositary Shares, then the depositary receipts representing your Redeemed Depositary Shares (the "Depositary Receipts") and related Letter of Transmittal must be RECEIVED by the Depositary at one of the addresses set forth below PRIOR TO 5:00 PM NEW YORK CITY TIME, ON MARCH 25, 1996, TIME BEING OF THE ESSENCE. Alternatively, you may instruct the Depositary to redeem your Redeemed Depositary Shares and return a new Depositary Receipt representing the portion of your Depositary Shares that have not been redeemed and that you do not wish to convert to shares of Common Stock in the Company (the "Common Stock"). See Instruction 2 below.

                            TO:  MIDLANTIC BANK, N.A.
                                   DEPOSITARY
                      FOR INFORMATION CALL:  1-800-639-0242

                                    By mail:

                              MidLantic Bank, N.A.
                           Corporate Trust Department
                                   PO Box 600
                               Edison, NJ   08818

                           Overnight mail or By Hand:

                              MidLantic Bank, N.A.
                           Corporate Trust Department
                               Metro Top Building
                              111 Wood Avenue South
                               Iselin, NJ    08830



Ladies and Gentlemen:

     Surrendered with this Letter of Transmittal are Depositary Receipts for Depositary Shares numbered and registered as listed below:

 ITEMS A, B AND E OF THIS LETTER OF TRANSMITTAL AND THE SUBSTITUTE FORM W-9 MUST
                           BE COMPLETED IN ALL CASES.

                                     ITEM A
                TO BE COMPLETED BY ALL DEPOSITARY RECEIPT HOLDERS


                                                              N
                                                              U
                                                              M
NAME(S) AND ADDRESS(ES)       DEPOSITARY RECEIPT NUMBER(S)    B
OF REGISTERED HOLDER(S)                                       E
(PLEASE FILL IN IF BLANK)                                     R
                                                              O
                                                              F
                                                              D
                                                              E
                                                              P
                                                              O
                                                              S
                                                              I
                                                              T
                                                              A
                                                              R
                                                              Y
                                                              S
                                                              H
                                                              A
                                                              R
                                                              E
                                                              S
                                                              R
                                                              E
                                                              P
                                                              R
                                                              E
                                                              S
                                                              E
                                                              N
                                                              T
                                                              E
                                                              D
                                                              B
                                                              Y
                                                              D
                                                              E
                                                              P
                                                              O
                                                              S
                                                              I
                                                              T
                                                              A
                                                              R
                                                              Y
                                                              R
                                                              E
                                                              C
                                                              E
                                                              I
                                                              P
                                                              T







                           TOTAL NUMBER OF DEPOSITARY SHARES



If the name and address are not shown, or if the address shown is not correct, please indicate any changes necessary.

     Check here if Depositary Shares Are being delivered by book-entry transfer made to the account maintained by the Depositary with The Depository Trust Company ("DTC") or the Philadelphia Depository Trust Company ("PDTC") and complete the following (only participants in a book-entry transfer facility may deliver shares by book-entry transfer):

     Name of Tendering Institution:
     ___________________________________________________

     Check Box of Applicable Account:  (check one)

        DTC            PDTC

     Account Number: ________________________________________________

     Transaction Code Number: _________________________________________


                                     ITEM B.
                       INDICATE CHOICE BY CHECKING ONE BOX

THE ABOVE DEPOSITARY RECEIPTS ARE SURRENDERED FOR THE ACTION INDICATED BELOW.

  1. CONVERSION INTO COMMON STOCK

     NUMBER OF DEPOSITARY SHARES TO BE CONVERTED:  ___________

NOTE:   WHILE NO ASSURANCE CAN BE GIVEN AS TO ANY FUTURE PRICES OF THE COMMON
STOCK, AS LONG AS THE PRICE OF THE COMMON STOCK IS EQUAL TO OR EXCEEDS $13.80 PER SHARE, COMMON STOCK (INCLUDING CASH, IF ANY, RECEIVED IN LIEU OF FRACTIONAL SHARES) RECEIVED UPON CONVERSION WILL HAVE A MARKET VALUE (WITHOUT GIVING EFFECT TO COMMISSIONS AND OTHER COSTS WHICH WOULD LIKELY BE INCURRED ON SALE) GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION.

  2. REDEMPTION

     NUMBER OF DEPOSITARY SHARES TO BE REDEEMED: ______________ (CANNOT EXCEED 50% OF TOTAL NUMBER OF DEPOSITARY SHARES STATED IN ITEM A)

NOTE:   THE AMOUNT OF CASH RECEIVABLE ON REDEMPTION MAY BE LESS THAN THE MARKET
VALUE OF THE COMMON STOCK (INCLUDING CASH, IF ANY, RECEIVED IN LIEU OF A FRACTIONAL SHARE)

IF THE NUMBER OF SHARES TO BE CONVERTED OR REDEEMED IS NOT INDICATED, 50% OF THE TOTAL NUMBER OF DEPOSITARY SHARES STATED IN ITEM A WILL BE ACTED ON PURSUANT TO THE ALTERNATIVE SELECTED. IF NO CHOICE IS INDICATED, 50% OF THE DEPOSITARY SHARES STATED IN ITEM A WILL BE REDEEMED. IN EITHER CASE, A DEPOSITARY RECEIPT FOR THE REMAINING DEPOSITARY SHARES WILL BE RETURNED TO THE HOLDER.



                                        ITEM C
IF COMMON STOCK CERTIFICATE(S) AND/OR CHECK, AND/OR DEPOSITARY RECEIPT FOR
 REMAINING                      ISSUE TO:
DEPOSITARY SHARES, IF ANY, ARE TO BE ISSUED IN A NAME OTHER THAN AS INDICATED IN
 ITEM A  NAME:______________________________________
ABOVE, FILL IN THIS SPACE.
             ____________________________
SEE INSTRUCTIONS 4 AND 5 BELOW.
                        TYPE OR PRINT

         ADDRESS:___________________________________

         ___________________________________________

           _____________________________________  ZIP

         CODE__________
                                        ITEM D
IF COMMON STOCK CERTIFICATE(S) AND/OR CHECK, AND/OR DEPOSITARY RECEIPT FOR
 REMAINING                      MAIL TO:
DEPOSITARY SHARES, IF ANY, ARE TO BE MAILED TO AN ADDRESS OTHER THAN AS
 INDICATED IN     NAME:______________________________________
ITEM A ABOVE, FILL IN THIS SPACE.  SEE INSTRUCTIONS 4 AND 5 BELOW.
                  ____________________________

                         TYPE OR PRINT

          ADDRESS:___________________________________

          ___________________________________________

          _____________________________________  ZIP

          CODE__________
                                        ITEM E
                  (ALSO COMPLETE SUBSTITUTE FORM W-9 ON REVERSE SIDE)
THE SIGNATURE(S) ON THIS LETTER OF TRANSMITTAL MUST CORRESPOND EXACTLY WITH THE
 NAME(S)  DATED: _____________________________
OF THE: (1) REGISTERED OWNER(S) OF THE DEPOSITARY RECEIPT(S) SURRENDERED, OR
 (2)
PERSON(S) TO WHOM EACH SUCH DEPOSITARY RECEIPT(S) HAS(HAVE) BEEN PROPERLY
 TRANSFERRED.   SIGNATURE: ________________________
SEE INSTRUCTIONS 1,4,5, AND 6 BELOW


          SIGNATURE: ________________________

                    **PLEASE SIGN HERE**

          TELEPHONE: (     ) ___________________

         SOCIAL SECURITY NO:

          OR TAXPAYER I.D. NO: _______________
GUARANTEE OF SIGNATURE(S)
         AUTHORIZED SIGNATURE:
SEE INSTRUCTIONS 4 AND 5 BELOW.
         ____________________________________



         NAME OF FIRM:______________________

          ADDRESS: __________________________
                            ____________________________________
                              ____________________________________
           DATED: _____________________________

          PLEASE FOLLOW CAREFULLY THE INSTRUCTIONS LISTED ON THE REVERSE SIDE



                                  INSTRUCTIONS

1.   GENERAL

     Please do not send Depositary Receipts to The Liposome Company, Inc. The Depositary Receipts, together with the signed and completed Letter of Transmittal and any required supporting documents (see Instructions 4 and 5 below), should be mailed in the enclosed addressed envelope, or otherwise delivered to MidLantic Bank, N.A. at PO Box 600, Edison, NJ 08818 (by mail) or Metro Top Building, 111 Wood Avenue South, Iselin, NJ 08830 (overnight mail or by hand}. If mail is used, it is recommended that registered mail, properly insured, be used as a precaution against loss. The method of transmitting the Depositary Receipts, however, is at the option and sole risk of the holder.

ITEMS A, B AND E OF THIS LETTER OF TRANSMITTAL AND THE SUBSTITUTE FORM W-9 MUST BE COMPLETED IN ALL CASES.

     If you wish a Common Stock certificate, check and/or depositary receipt for your remaining Depositary Shares to be mailed to an address other than that shown in Item A above, you MUST complete Item D above.

2.   IF YOU WISH TO CONVERT YOUR REDEEMED DEPOSITARY SHARES

     If you wish to convert your Redeemed Depositary Shares, your Depositary Receipts and completed Letter of Transmittal must be received by the Depositary prior to 5:00 p.m. New York City time on March 25 1996, TIME BEING OF THE ESSENCE.

     You may also convert into Common Stock an additional number of Depositary Shares, in excess of the number of Redeemed Depositary shares, although your conversion right with respect to these shares will not expire on March 25, 1996. To do so, indicate under Alternative 1, "Conversion into Common Stock," the total number of Depositary Shares that you own (if you wish to convert all your Depositary Shares) or the number of Depositary Shares that you do wish to convert into Common Stock (if you wish to convert less than all of your Depositary Shares). A Depositary Receipt for your remaining Depositary Shares, if any, will be returned to you. IF YOU CONVERT LESS THAN THE NUMBER OF DEPOSITARY SHARES PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON MARCH 25, 1996, YOUR CONVERSION RIGHT WILL EXPIRE ON ANY UNCONVERTED REDEEMED DEPOSITARY SHARES, AND THOSE SHARES WILL NO LONGER ACCRUE DIVIDENDS OR BE TRANSFERABLE, AND YOU WILL ONLY BE ABLE TO REDEEM THEM AT THE REDEMPTION PRICE, WITHOUT INTEREST.

     If the Common Stock certificates, fractional share interest check, or the Depositary Receipt for your remaining Depositary Shares, if any, are to be issued in the same name(s) as that in which the surrendered Depositary Receipts are registered, complete Items A, B and E above.

     If the Common Stock Certificates, fractional share interest check, or the Depositary Receipt for your remaining Depositary Shares, if any, are to be issued in a different name, see Instructions 4 and 5 and complete Items A, B, C and E above and the Substitute Form W-9.

     No fractional shares of Common Stock will be issued upon conversion. Instead, a cash payment for such fractional shares will be made by The Liposome Company, Inc. on the basis of the average of the reported last sale prices of the Common Stock, on the Nasdaq National Market, on the thirty consecutive trading days preceding the date of conversion.

     Each Depositary Share represents 1/10th share of Preferred Stock. Depositary Shares may be converted into Common Stock only to the extent that they represent whole shares of Preferred Stock. Any Redeemed Depositary Shares representing less than a whole share of Preferred Stock which are surrendered for conversion will be redeemed, and a cash payment for such Depositary Shares will be made based upon the Redemption Price. No dividends will be paid on Depositary Shares converted into Common Stock.

     NOTE:   AS LONG AS THE PRICE OF THE COMMON STOCK EXCEEDS $13.80 PER SHARE,
COMMON STOCK (INCLUDING CASH, IF ANY, RECEIVED IN LIEU OF A FRACTIONAL SHARE) RECEIVED UPON CONVERSION WILL HAVE A MARKET VALUE (BEFORE COMMISSIONS AND OTHER COSTS USUALLY INCURRED ON SALE) GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION. IT SHOULD BE NOTED, HOWEVER, THAT THE PRICE OF COMMON STOCK RECEIVED UPON CONVERSION WILL FLUCTUATE IN THE MARKET. NO ASSURANCE IS GIVEN AS TO THE PRICE OF THE COMMON STOCK AT ANY FUTURE TIME, AND THE HOLDERS SHOULD EXPECT TO INCUR VARIOUS EXPENSES OF SALE IF SUCH COMMON STOCK IS SOLD.

3.   IF YOU WISH YOUR REDEEMED DEPOSITARY SHARES TO BE REDEEMED

     If you wish to receive cash in the amount of the current redemption price ($26.40) and accrued dividend ($0.4519 per share) for your Redeemed Depositary Shares, your Depositary Receipts and completed Letter of Transmittal must be sent to the Depositary. A check will be sent to you when the Depositary Receipts and Letter of Transmittal have been received by the Depositary, but in no event earlier than the redemption date, March 25, 1996. The Depositary will also send you a Depositary Receipt for your remaining Depositary Shares.

     If the check, or the Depositary Receipt for your remaining Depositary Shares, is to be issued in the same name(s) as that in which the surrendered Depositary Receipts are registered, complete Items A, B and E above and the Substitute Form W-9 below.

     If the check, or the Depositary Receipt for your remaining Depositary Shares, is to be issued in a different name, see Instructions 4 and 5 and complete Items A, B, C and E above and the Substitute Form W-9 below.

NOTE: THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION MAY BE LESS THAN THE MARKET VALUE OF THE COMMON STOCK (INCLUDING CASH, IF ANY, RECEIVED IN LIEU OF A FRACTIONAL SHARE) RECEIVABLE UPON CONVERSION.

4.   SIGNATURE GUARANTEE REQUIREMENTS

     If a Common Stock certificate, a check, or the Depositary Receipt for the owner's remaining Depositary Shares, is to be issued in a name other than that of the registered owner of the Depositary Shares, the Depositary Receipts must be properly endorsed or be accompanied by appropriate powers, properly executed by the registered owner(s), so that such endorsement or powers are signed exactly as the name(s) of the registered owner(s) appear on the certificates, and the signature(s) must be properly guaranteed by a financial institution which is a member of a Stock Transfer Association approved medallion program. Complete Items A, B, C and E above.

5.   SIGNATURE BY OTHER THAN REGISTERED HOLDER

     If the Letter of Transmittal is signed in Item E by an executor, administrator, trustee, guardian, attorney or the like, the Letter of Transmittal and Depositary Receipts must be accompanied by evidence, satisfactory to the Depositary and The Liposome Company, Inc., of the authority of such person to sign the Letter of Transmittal.

     If the Letter of Transmittal is signed in Item E by a person, other than the registered holder, who is not a person described in the preceding paragraph, the Depositary Receipts ,must be properly endorsed or be accompanied by appropriate powers, properly executed by the registered owner(s), so that such endorsement or powers are signed exactly as the name(s) of the registered owner(s) appear on the Depositary Receipts, and the signature(s) must be properly guaranteed by a financial institution which is a member of a Stock Transfer Association approved medallion. Complete Items A, B, C and E above.

6.   JOINT HOLDERS OF DEPOSITARY RECEIPTS REGISTERED IN DIFFERENT NAMES

     If Depositary Receipts are tendered by joint holders or owners, all such persons must sign the Letter of Transmittal in item E. If Depositary Receipts are registered in different names or forms of ownership, separate Letters of Transmittal must be completed, signed and returned for each different registration.

7.   STOCK TRANSFER TAXES

     It is not presently anticipated that any stock transfer taxes will be payable in connection with the issuance of stock certificates on conversion of Depositary Shares. If, however, it should develop that in certain circumstances such taxes may be payable, conversion or sale of Depositary Shares will be effected without charge to the converting or selling holder for any such stock transfer tax except in the following cases. If Common Stock certificates issued upon conversion are to be registered in the name of any person other than the registered holder, or if tendered Depositary Receipts are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be charged to the person signing the Letter of Transmittal if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. The Liposome Company, Inc. will not be required to issue or deliver Common Stock certificates in any such case until such evidence has been received by The Liposome Company, Inc..

8.   SUBSTITUTE FORM W-9

     You are required to provide the Depositary with a correct Taxpayer Identification Number ("TIN"), generally your social security or employer identification number, on Substitute Form W-9 below. Failure to provide the information on the Form may subject you to 31% federal income tax withholding on the payment of the Redemption Price. If you have not been issued a TIN and have applied for a number or intend to apply for a number in the near future, you should write "Applied For" next to the initials TIN in Part 1. If you do this and the Depositary is not provided with a TIN within 60 days, thereafter the Depositary will withhold 31% on subsequent payments, if any, until a TIN is provided to the Depositary.

9.   QUESTIONS REGARDING YOUR DEPOSITARY SHARES

     All questions regarding your Depositary Shares should be directed to our information agent, Corporate Investor Communications, at 1-800-639-0242.

            ALL STOCKHOLDERS MUST COMPLETE THIS SUBSTITUTE FORM W-9. FAILURE TO DO SO MAY RESULT IN BACKUP WITHHOLDING OF 31%
                          OF ANY PROCEEDS PAID TO YOU.

PAYER'S NAME:  MIDLANTIC BANK, N.A.

SUBSTITUTE FORM W-9 DEPARTMENT OF THE TREASURY INTERNAL  PART 1:  Please
 provide your TIN in the
REVENUE SERVICE                                          box at right and
 certify by signing and     TIN _____________________
                                                         dating below
                      Social Security No.,

                      Employer Identification No.

                      or write `Applied For"
                                                         PART 2
                                                         Name (Please
 Type or Print)                 :

                                                         Address

                                                         City
    State          Zip

                                                         PART 3:  CERTIFICATION
 -- UNDER PENALTIES
                                                         OF PERJURY, I
 CERTIFY THAT
                                                         (1)  The number shown
 on this form is my
                                                         correct taxpayer
 identification number (or
                                                         I am waiting for a
 number to be issued to
                                                         me),
                                                         (2)  I am not
 subject to backup
                                                         withholding either
 because I have not been
                                                         notified by the
 Internal Revenue Service
                                                         (the "IRS") that
 I am subject to backup
                                                         withholding as a
 result of a failure to
                                                         report all
 interest or dividends or the
                                                         IRS has notified me
 that I am no longer
                                                         subject to backup
 withholding, and
                                                         (3)  all other
 information provided on
                                                         this form is true,
 correct and complete.

                   Signature _______________________________
                                                         Date _______________

You must cross out Item (2) above if you have been notified by IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by IRS that you were subject to backup withholding you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out Item 2.

               YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
              WROTE  "APPLIED FOR" IN PART 1 OF SUBSTITUTE FORM W-9

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalty of perjury that a taxpayer number has not been issued to me and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature ___________________________________________  Date
_________________________

NOTE:     FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
WITHHOLDING OF 31% OF ANY PROCEEDS PAID TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.


                            IMPORTANT TAX INFORMATION

     Under current federal income tax law, a holder whose Depositary Shares are redeemed for cash, or who receives cash in lieu of fractional shares of Common Stock upon conversion of Depositary Shares, is required to provide the Depositary with his or her correct taxpayer identification number on Substitute Form W-9. If the Depositary is not provided with the correct taxpayer identification number, the holder may be subject to a 450 penalty imposed by the Internal Revenue Service (the "IRS"). In addition, payments made to such holder may be subject to backup withholding. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

     Certain holders, including, among others, all corporations and certain foreign individuals, are not subject to these backup withholding and reporting
requirements.   A foreign person may qualify as an exempt recipient by
submitting to the Depositary a properly completed IRS Form W-8, signed under
penalties of perjury, attesting to that holder's exempt status.   A Form W-8 can
be obtained from the Depositary upon request.





EXHIBIT 99.2

                           THE LIPOSOME COMPANY, INC.

                         NOTICE OF PARTIAL REDEMPTION OF
                                DEPOSITARY SHARES
                        EACH REPRESENTING 1/10TH SHARE OF
          SERIES A CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       AND
                         TERMINATION OF CONVERSION RIGHT

                                                               February 22, 1996


To: HOLDERS OF DEPOSITARY SHARES EACH REPRESENTING 1/10 OF A SHARE OF
    SERIES A CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                        Redemption Date:   March 25, 1996
        Conversion Right Expires:  5:00 P.M. New York Time, March 25 1996


     PLEASE TAKE NOTICE that The Liposome Company, Inc., a Delaware corporation (the "Company") has elected to redeem and will redeem on March 25, 1996 (the "Redemption Date") fifty percent (50%) of its outstanding shares (the "Redeemed Preferred Stock") of Series A Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock"), on a pro rata basis, pursuant to provisions of the certificate of designation of the Preferred Stock. The Preferred Stock has been deposited with MidLantic Bank, N.A. (the "Depositary") under the Deposit Agreement dated as of January 15, 1993 (the "Deposit Agreement") among the Company, MidLantic Bank, N.A., and the holders of receipts ("Depositary Receipts") for the Depositary Shares (the "Depositary Shares"). Each of the Depositary Shares represents 1/10th of a share of Preferred Stock and entitles the holder to all proportionate rights and preferences of the underlying Preferred Stock. The Depositary will redeem fifty percent (50%) of the Depositary Shares (the "Redeemed Depositary Shares") at a redemption price of $26.40 per share plus accrued and unpaid dividends thereon, to and including the Redemption Date in the amount of $0.4519 per share for a total of $26.8519 per Redeemed Depositary Share (the "Redemption Price") in accordance with the Deposit Agreement. After the Redemption Date, each holder of Redeemed Depositary Shares who surrenders a Depositary Receipt evidencing such shares to the Depositary at the address set forth below will receive payment of the Redemption Price. If the Depositary Receipt surrendered for redemption evidences a number of Depositary Shares in excess of the Redeemed Depositary Shares, the Depositary will issue a new Depositary Receipt evidencing the Depositary Shares to be retained by the holder.

     On or before March 25, 1996, the Company will irrevocably deposit in trust with the Depositary funds sufficient for the redemption of the outstanding Redeemed Depositary Shares. Then, from and after the Redemption Date, notwithstanding that Depositary Receipts evidencing some of the Redeemed Depositary Shares may not have been surrendered, the dividends on the Redeemed Depositary Shares will cease to accrue, the Redeemed Depositary Shares will no longer be deemed outstanding, and all rights whatsoever with respect to the Redeemed Depositary Shares and the Redeemed Preferred Stock (except the right to receive the Redemption Price, without interest, upon surrender of Depositary Receipts) will terminate.

                        ALTERNATIVES AVAILABLE TO HOLDERS
                          OF REDEEMED DEPOSITARY SHARES

CONVERSION

     At any time prior to the close of business (5:00 p.m. New York time) on March 25, 1996, when the conversion right expires, the Redeemed Depositary Shares are convertible into full shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), at the rate of 1.9455 shares of Common Stock for each Depositary Share. No fractional shares of the Company's Common Stock will be issued upon conversion. Instead, a cash payment for each fractional share will be made on the basis of the last reported sales price on the last trading day before the conversion. No payment or adjustment in respect of accrued and unpaid dividends on the Preferred Stock will be made upon conversion. Shareholders desiring to convert more than fifty percent of their Depositary Shares into shares of Common Stock may do so, but the conversion rights and dividend accrual on Depositary Shares in excess of those to be redeemed is not affected by the redemption.

REDEMPTION

     The Redeemed Depositary Shares represent fifty percent (50%) of the Depositary Shares held by each shareholder of record as of the Redemption Date. Redeemed Depositary Shares that are not converted by the Redemption Date will be redeemed at a Redemption Price of $26.8519 per Redeemed Depositary Share. No dividends will accrue or be payable with respect to the Redeemed Depositary Shares after the Redemption Date, regardless of whether the Depositary Receipt representing these shares has been presented for redemption. Any Redeemed Depositary Shares that are presented to the Depositary after the Redemption Date will not be eligible for conversion and will be redeemed at the Redemption Price, without interest. Depositary Shares that are not converted and have not been called for redemption will remain outstanding and will continue to accrue dividends.

FACTORS TO CONSIDER

     The last reported sales price of the Common Stock on the Nasdaq National Market System on February 21, 1996, was $19.125 per share. Based on that sales price, the market value of Common Stock that holders would obtain by converting one Depositary Share into 1.9455 shares of Common Stock (including cash received in lieu of any fractional share) would be $37.21. As long as the price of the Common Stock is above $13.80, holders of Depositary Shares will, upon conversion, receive Common Stock (and cash in lieu of any fractional share) with a market value greater than the amount of cash receivable upon redemption of the Depositary Shares (without giving effect to commissions and other costs of sale). Holders of the Depositary Shares should obtain current market quotations for the Common Stock before making a decision whether to convert. The symbol for the Common Stock on the Nasdaq National Market System is "LIPO". The symbol for the Depositary Shares is "LIPOZ".

TAX CONSEQUENCES

     The Company is advised that, under present United States Federal income tax laws, no taxable gain or loss will be recognized by holders of Depositary Shares upon the conversion thereof into shares of Common Stock, except with respect to cash received in lieu of fractional shares. A redemption of Redeemed Depositary Shares, however, will be a taxable transaction, and the sale or other disposition of the Depositary Shares or the Common Stock received upon conversion of Depositary Shares will generally be taxable events. Since all dividends that have been paid to holders of Depositary Shares have been eligible for treatment as a return of capital, the tax basis of these shares will in most cases be less than their original issue price, thereby increasing the amount of taxable gain, or reducing the amount of loss, that will be recognized on redemption or sale. THE AMOUNT OF INCOME, GAIN OR LOSS RECOGNIZED BY A HOLDER ON REDEMPTION OF THE REDEEMED DEPOSITARY SHARES WILL VARY DEPENDING ON SUCH HOLDER'S INDIVIDUAL CIRCUMSTANCES. HOLDERS OF DEPOSITARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES APPLICABLE TO THEM.

IMPORTANT FINANCIAL FACTS ABOUT THE ALTERNATIVES

     CONVERSION OF DEPOSITARY SHARES
     Market value of Common Stock (including fractional shares)
       into which each Depositary Share is convertible (based on
       the reported last sale price of the Common Stock on the
       Nasdaq National
       Market on February 21, 1996 of $19.125 per share)           $37.2100

     REDEMPTION OF DEPOSITARY SHARES
     Redemption Price (including accrued dividends) for each
       Redeemed
       Depositary Share                                       $26.8519


                                   PROCEDURES

     Only those Depositary Receipts received by the Depositary prior to 5:00 p.m. New York time on March 25, 1996, with a notice of conversion properly completed and executed, will be converted into Common Stock, except that the conversion right with respect to the Depositary Shares that are not called for redemption shall remain in effect. A holder of Depositary Shares whose Depositary Receipt includes shares that are not to be either converted or redeemed will receive a new Depositary Receipt representing his or her remaining Depositary Shares. A Letter of Transmittal in the form enclosed herewith, should be used in connection with the surrender of Depositary Receipts for redemption or conversion. In each case, Depositary Receipts should be sent to the Depositary as follows:

                                    By mail:

                               MidLantic Bank N.A.
                           Corporate Trust Department
                                   PO Box 600
                               Edison, NJ   08818

                           Overnight mail or By Hand:

                               MidLantic Bank N.A.
                           Corporate Trust Department
                               Metro Top Building
                              111 Wood Avenue South
                               Iselin, NJ    08830


     The method of delivery of Depositary Receipts is at the risk and option of the holder, but if mail is used, registered mail, with return receipt requested, properly insured, is recommended, and sufficient time to ensure timely receipt should be allowed.

     Questions concerning the procedures for converting or redeeming Depositary Shares should be addressed to the Information Agent, Corporate Investor Communications, at 1-800-639-0242.


                                                      The Liposome Company, Inc.